Exhibit 10.1

EXECUTION VERSION

$250,000,000

CREDIT AGREEMENT

dated as of

December 11, 2015

among

CSW INDUSTRIALS HOLDINGS, INC.

and

THE WHITMORE MANUFACTURING COMPANY

as Borrowers

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES LLC

and

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and Joint Bookrunners

SUNTRUST BANK

as Syndication Agent

COMERICA BANK

AMEGY BANK, N.A.

as Co-Documentation Agents

i

SCHEDULES:

Commitment Schedule

Schedule 3.05	–	Properties, etc.
Schedule 3.10	–	Plans Subject to Title IV of ERISA
Schedule 3.13	–	Subsidiaries
Schedule 5.17	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.05(m)	–	Real Property To Be Sold
Schedule 6.10	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Assignment and Assumption
Exhibit B-1	–	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-2	–	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-3	–	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit B-4	–	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C	–	Compliance Certificate
Exhibit D	–	Joinder Agreement

v

CREDIT AGREEMENT dated as of December 11, 2015 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among CSW INDUSTRIALS HOLDINGS, INC. and THE WHITMORE MANUFACTURING COMPANY, as Borrowers, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (and its subsidiaries and Affiliates), in its capacity as administrative agent for the Lenders hereunder, and any successor thereto appointed pursuant to Section 9.06.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time (with the Swingline Exposure of each Lender calculated assuming that all of the Lenders have funded their participations in all Swingline Loans outstanding at such time).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any Affiliate of any Loan Party from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, at any time with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment at such time and the denominator of which is the aggregate Revolving Commitments at such time (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at such time); provided that, in accordance with Section 2.19, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations above.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Company’s consolidated financial information for the Company’s first full fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 4:

Total Leverage Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1 ≥3.00 to 1.00	2.50%	1.50%	0.40%
Category 2 <3.00 to 1.00 but ≥2.50 to 1.00	2.25%	1.25%	0.35%
Category 3 <2.50 to 1.00 but ≥2.00 to 1.00	2.00%	1.00%	0.30%
Category 4 <2.00 to 1.00 but ≥1.50 to 1.00	1.75%	0.75%	0.25%
Category 5 <1.50 to 1.00 but ≥1.00 to 1.00	1.50%	0.50%	0.20%
Category 6 <1.00 to 1.00	1.25%	0.25%	0.15%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company, based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrowers fail to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, the Total Leverage Ratio shall be deemed to be in Category 1 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

If at any time the Administrative Agent reasonably determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.

Notwithstanding the foregoing, the Applicable Rate in respect of any Class of additional Revolving Commitments or Extended Revolving Commitments and any Extended Revolving Loans made pursuant to any Extended Revolving Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Approved Fund” has the meaning assigned to the term in Section 10.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the aggregate Revolving Commitments and minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Availability Period” means the period from and including the Effective Date to but excluding the Revolving Credit Maturity Date.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any Affiliate of a Lender: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” or “Borrowers” means, individually or collectively, the CSW Borrower and the Whitmore Borrower.

“Borrower Representative” has the meaning assigned to such term in Section 12.01.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) a Swingline Loan.

“Borrowing Request” means a request for a Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset that would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, excluding (i) reinvestments of proceeds of events of the types described (A) in clause (b) of the definition of “Prepayment Event” and (B) in clause (m) of Section 6.05 (including payments in respect of notes received in connection therewith in accordance with Section 6.04(n)) and (ii) capitalized interest.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Bank or any Swingline Lender (as applicable) and the Lenders, as collateral for Letters of Credit, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or Swingline Lenders benefitting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Bank or the Swingline Lenders (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Control” means the occurrence of any one or more of the following events or occurrences:

(a) an event or series of events by which: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (ii) a majority of the seats (other than vacant seats) on the board of directors or other equivalent governing body of the Company are occupied, at any time, by Persons who were not (A) directors of the Company on the date of this Agreement or (B) nominated or appointed by the board of directors or other equivalent governing body of the Company; or

(b) the Company shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances 100% of the outstanding voting Equity Interests of the CSW Borrower and its other Subsidiaries on a fully diluted basis; provided, however, that no sale of 100% of the outstanding Equity Interests in any Subsidiary (other than CSW Borrower and/or the Whitmore Borrower) shall be considered to be a Change in Control if the sale would be a disposition permitted by Section 6.05.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 10.17.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or Extended Revolving Commitments that are designated as an additional Class of Commitments, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property covered by the Collateral Documents and any and all other property of any Loan Party now existing or hereafter acquired, that may at any time be, become or intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations, including without limitation, pledges by the Loan Parties of Equity Interests in the Borrowers and the Subsidiaries to the extent contemplated by Section 5.12(b).

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure all or any part of the Secured Obligations, including, without limitation, all other security agreements, intellectual property security agreements, pledge agreements, mortgages, deposit account control agreements or other control agreements, collateral assignments, deeds of trust, pledges or other similar agreements and financing statements whether theretofore, now or hereafter executed by any Loan Party or any Subsidiary and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and, if applicable, Extended Revolving Commitment. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 10.01(d).

“Company” means CSW Industrials, Inc., a Delaware corporation, the sole stockholder of the CSW Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, with such changes, or in such other form, as agreed to by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, for any period and any Person (a “Subject Person”), such Subject Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding any extraordinary, nonrecurring, nonoperating or noncash gains or losses, including or in addition, the following:

(a) the income (or loss) of any Person (other than a subsidiary) in which the Subject Person or a subsidiary has an ownership interest; provided, however, that (i) Consolidated Net Income shall include amounts in respect of the income of such when actually received in cash by the Subject Person or such subsidiary in the form of dividends or similar distributions and (ii) Consolidated Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Subject Person or any of its subsidiaries in such Person for the purpose of funding any deficit or loss of such Person;

(b) the income of any subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to the Subject Person or a subsidiary is not permitted, whether on account of any restriction in by-laws, articles of incorporation or similar governing document, any agreement or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such subsidiary;

(c) any gains or losses accrued on foreign currency receivables or on foreign currency payables of the Subject Person or a subsidiary organized under the laws of the U.S. which are not realized in a cash transaction;

(d) the income or loss of any foreign subsidiary or of any foreign Person (other than a subsidiary) in which the Subject Person or subsidiary has an ownership interest to the extent that the equivalent dollar amount of the income contains increases or decreases due to the fluctuation of a foreign currency exchange rate after the Effective Date;

(e) the income or loss of any Person acquired by the Subject Person or a subsidiary for any period prior to the date of such acquisition; and

(f) the income from any sale of assets in which the accounting basis of such assets had been the book value of any Person acquired by the Subject Person or a subsidiary prior to the date such Person became a subsidiary or was merged into or consolidated with the Subject Person or a subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as to any Lender at any time, such Lender’s Revolving Exposure at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“CSW Borrower” means CSW Industrials Holdings, Inc., a Delaware corporation.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, debtor assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations under the Loan Documents that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date.

“Disregarded Domestic Person” means any Domestic Subsidiary that is treated as a disregarded person for U.S. federal income tax purposes and substantially all of the assets of which consist of the equity interests of one or more Foreign Subsidiaries.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the U.S.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the U.S.

“EBITDA” means, for any period, the total of the following, calculated without duplication for the Company and its Subsidiaries on a consolidated basis for such period:

(a) Consolidated Net Income; plus

(b) any provision for (or less any benefit from) income or franchise Taxes included in determining Consolidated Net Income; plus

(c) interest expense (including the interest portion of Capital Lease Obligations and amounts charged as expense to Swap Agreement Obligations) deducted in determining Consolidated Net Income; plus

(d) amortization and depreciation expense deducted in determining Consolidated Net Income; plus

(e) management fees deducted in determining Consolidated Net Income; plus

(f) ESOP contributions deducted in determining Consolidated Net Income; plus

(g) LIFO adjustments deducted in determining Consolidated Net Income; plus

(h) losses on the disposition of assets deducted in determining Consolidated Net Income; plus

(i) integration expenses actually incurred in connection with the Strathmore Acquisition and acquisitions permitted by Section 6.04 and deducted in determining Consolidated Net Income; provided that (x) integration expenses actually incurred in connection with the Strathmore Acquisition are added-back within two years of the Effective Date and (y) integration expenses actually incurred in connection with any acquisition permitted by Section 6.04 are added-back within two years of the date of such acquisition; plus

(j) any extraordinary one-time non-cash expenses or losses deducted in determining Consolidated Net Income; plus

(k) non-cash expenses, charges or write-offs and non-cash impairment charges (including non-cash expenses, charges or write-offs of goodwill and forgiveness of Indebtedness and non-cash losses from investments recorded using the equity method) deducted in determining Consolidated Net Income; plus

(l) any non-cash compensation expense, including non-cash expense related to any stock options, profit interests or phantom units deducted in determining Consolidated Net Income; plus

(m) fees and expenses in connection with the Strathmore Acquisition and acquisitions permitted by Section 6.04 that were deducted in determining Consolidated Net Income; plus

(n) the sum of

(i) amortization or write-off of debt discount and debt issuance costs, and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), plus

(ii) fees and expenses in connection with the SpinOff (including restructuring transactions in preparation therefor), dispositions of subsidiaries or lines of business, debt and equity issuances, amendments or waivers to debt facilities and early extinguishment of debt (including the Loan Documents) that are (or at the relevant time were) permitted hereunder, whether or not consummated, minus the sum of

(1) any gains on the disposition of assets included in determining Consolidated Net Income; plus

(2) any extraordinary non-cash income or gains included in determining Consolidated Net Income.

When determining EBITDA for the Company and its Subsidiaries, (x) any EBITDA attributable to any Foreign Subsidiary shall be excluded to the extent it exceeds 20% of the aggregate amount of EBITDA for the Company and the Subsidiaries and (y) the aggregate amount included in the calculation of EBITDA pursuant to clauses (e), (i), (m) and (n) shall not exceed 10% of the aggregate amount of EBITDA for the Company and the Subsidiaries (calculated before giving effect to clauses (e), (i), (m) and (n)).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters (as such relate to exposure to Hazardous Materials).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing; provided, however, that “Environmental Liability” does not include any liability relating to any product warranty or product liability claims.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower or a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan or Multiemployer Plan to satisfy the “minimum funding standard” (as defined in Sections 412, 430 and 431 of the Code or Sections 302, 303 or 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company, any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company, any Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company, any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Company, any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; (g) the receipt by the Company, any Borrower or any ERISA Affiliate of any notice concerning a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or the imposition of any lien on the Company, any Borrower or ERISA Affiliate thereunder; or (i) the determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA.

“ESOP” means the CSW Industrials, Inc. Employee Stock Ownership Plan (as revised and restated effective October 15, 2015) and the trust established thereunder, as each may be amended from time to time, including any successor thereto that, in each case, is intended to qualify as an “employee stock ownership plan” under Section 4975(e)(7) of the Code.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Predecessor UCCs” shall mean (i) that certain UCC-1 No. 20113759415 filed on September 30, 2011 with the Delaware Secretary of State naming Strathmore Holdings, LLC as debtor and General Electric Capital Corporation as secured party, (ii) that certain UCC-1 No. 20113768317 filed on September 30, 2011 with the Delaware Secretary of State naming Strathmore Holdings, LLC as debtor and Deutsche Bank AG, New York Branch as secured party, (iii) that certain UCC-1 No. 20113768382 filed on September 30, 2011 with the Delaware Secretary of State naming Strathmore Holdings, LLC as debtor and Deutsche Bank AG, New York Branch as secured party and (iv) that certain UCC-1 No. 20121149022 filed on March 26, 2012 with the Delaware Secretary of State naming Strathmore Holdings, LLC as debtor and General Electric Capital Corporation as secured party.

“Existing RectorSeal Credit Agreement” means that Credit Agreement, dated July 27, 2011, among RectorSeal, as borrower, and JPMorgan Chase Bank, N.A., as lender, and including any additional amendments, modifications, replacements, extensions, renewals and replacements of such credit agreement.

“Existing Whitmore Credit Agreement” means that Credit Agreement, dated as of April 27, 2015, among the Whitmore Borrower, as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and including any additional amendments, modifications, replacements, extensions, renewals and replacements of such credit agreement.

“Extended Revolving Commitment” means Revolving Commitments the maturity of which shall have been extended pursuant to Section 2.21.

“Extended Revolving Loans” means any Revolving Loans made pursuant to the Extended Revolving Commitments.

“Extension” has the meaning set forth in Section 2.21(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrowers, be in the form of an amendment and restatement of this Agreement) among the Borrowers and the other Loan Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.21, the Issuing Bank and/or the Swingline Lender implementing an Extension in accordance with Section 2.21.

“Extension Offer” has the meaning set forth in Section 2.21.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero from purposes of this Agreement.

“Fee Letter” means the fee letter, dated November 3, 2015, by and among the CSW Borrower, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities LLC.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company, the CSW Borrower or the Whitmore Borrower, as applicable.

“Financial Statements” has the meaning assigned to such term in Section 5.01.

“Fixed Charges” means for any period, the sum of the following for the Company and the Subsidiaries calculated on a consolidated basis without duplication for such period: (a) the aggregate amount of cash interest, including cash payments in the nature of interest under Capital Lease Obligations; and (b) the aggregate amount of regularly scheduled payments of principal of Indebtedness paid or payable.

“Fixed Charge Coverage Ratio” means for any period, the ratio of (a) EBITDA for such period minus, for the Company and the Subsidiaries calculated on a consolidated basis without duplication for such period, the sum of (i) Non-Financed Capital Expenditures, (ii) any provision for (or less any benefit from) income or franchise Taxes payable in cash included in determining Consolidated Net Income, (iii) all cash dividends and other cash distributions made by the Company on account of Equity Interests (including Restricted Payments made pursuant to Sections 6.08(c), 6.08(l) and 6.08(m)) and (iv) Restricted Payments made pursuant to Sections 6.08(j) to (b) Fixed Charges for such period.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the U.S. or any state or commonwealth thereof.

“Funded Debt” means, without duplication, the sum of the following as calculated for the Company and the Subsidiaries on a consolidated basis in accordance with GAAP: (a) all obligations for borrowed money (including, without limitation, all borrowings in connection with any real estate of the Company and the Subsidiaries); (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all obligations upon which interest charges are customarily paid prior to a breach or default of such obligations; (d) all obligations under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that the amount of such Indebtedness included in “Funded Debt”, to the extent such Indebtedness was not otherwise assumed, shall not exceed the fair market value of the property of such Person secured by such Lien); (g) all Guarantees; and (h) all Capital Lease Obligations; provided that, in each case “Funded Debt” shall exclude earn-outs permitted to exist under the terms of this Agreement.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (including any obligations under an operating lease) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation (including any obligations under an operating lease) of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be equal to the amount of the obligation so guaranteed of supported (or, if less, the maximum amount so guaranteed or supported) or if not a fixed or determinable amount, the amount thereof determined in accordance with GAAP. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 11.01.

“Guarantors” means all Loan Guarantors and all non-Loan Parties who have delivered an Obligation Guaranty, and the term “Guarantor” means each or any one of them individually. As of the Effective Date, the Guarantors are the Company, the Borrowers, Strathmore Holdings, Strathmore Employee Holdings, LLC, Strathmore Longview Property, LLC, Strathmore Properties Holdings, LLC, Strathmore Acworth Property, LLC, Balco, Inc., RectorSeal, Jet-Lube, Inc., CapStar Holdings Corporation, Whitmore’s Field Services, LLC, 549 Rockwall, LLC, Smoke Guard, Inc., Smoke Guard California, Inc., Strathmore Cutten Road Property, LLC, Sierra Lubricants, and Jet-Lube Exports, Inc.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Headquarters Loan” means the loan and all other obligations evidenced by the Headquarters Loan Agreement and the Headquarters Loan Documents, and all extensions, renewals, replacements, substitutions and refinancings thereof.

“Headquarters Loan Agreement” means that First Amended and Restated Credit Agreement, dated as of April 27, 2015, among the Whitmore Borrower, as borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended and restated as of the date hereof, and including any additional amendments, modifications, replacements, extensions, renewals and replacements of such credit agreement.

“Headquarters Loan Documents” means “Loan Documents” as that term is defined in the Headquarters Loan Agreement.

“Headquarters Real Property” means the Real Property located at 930 Whitmore and 1250 Justin Road, Rockwall, TX.

“Headquarters Transactions” means the execution, delivery and performance by the Whitmore Borrower and the other Loan Parties of the Headquarters Loan Agreement and the other Headquarters Loan Documents, the borrowing of loans and other credit extensions thereunder and the use of the proceeds thereof.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding obligations for which interest charges only arise following a breach or a default), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that the amount of such debt included in “Indebtedness”, to the extent such debt was not otherwise assumed, shall not exceed the fair market value of the property of such Person secured by such Lien), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on Disqualified Equity Interests but excluding dividends payable solely in Qualified Equity Interests; (l) all obligations of such Person, contingent or otherwise, for the payment of money under any earn-out or similar agreement entered into with the seller of a target of an acquisition or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof, (m) obligations under any liquidated earn-out, (n) any other Off-Balance Sheet Liability, and (o) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of the Company or any Subsidiary in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP. For the avoidance of doubt, any obligation in respect of or relating to any employee benefit plan (including any Plan or the ESOP) is not considered to be Indebtedness for purposes of this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 10.12.

“Interest Election Request” means a request to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each calendar quarter and the Revolving Credit Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Credit Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Credit Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if available to all applicable Lenders, twelve months thereafter, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter, in the case of a Revolving Borrowing, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) Chase, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Revolving Lender from time to time designated by the CSW Borrower as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, in which case the term “Issuing Bank” shall mean Chase and each such Revolving Lender, individually or collectively as the context shall require, and their successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit). At any time that there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“Latest Maturity Date” means, at any date of determination, the latest maturity date that is applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any then existing Revolving Commitment or Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.08, an Assignment and Assumption or an amendment to this Agreement, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or an amendment to this Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letters of Credit” means standby letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion (in each case, the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.13 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, each Letter of Credit application, each Collateral Document, each Collateral Access Agreement, the Loan Guaranty, each Obligation Guaranty, and each other agreement, instrument, document and certificate identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including each other loan agreement, note, guarantee, subordination agreement, financing statement, pledge, power of attorney, consent, assignment, contract, notice, fee letter, letter of credit agreement, instrument and certificate, whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means the Company, the Borrowers and each of the other direct and indirect material Domestic Subsidiaries of the Company. On the Effective Date, the Subsidiaries of the Company that are Loan Guarantors are Strathmore Holdings, Strathmore Employee Holdings, LLC, Strathmore Longview Property, LLC, Strathmore Properties Holdings, LLC, Strathmore Acworth Property, LLC, Balco, Inc., RectorSeal, Jet-Lube, Inc., CapStar Holdings Corporation, Whitmore’s Field Services, LLC, 549 Rockwall, LLC, Smoke Guard, Inc., Smoke Guard California, Inc., Strathmore Cutten Road Property, LLC, Sierra Lubricants, and Jet-Lube Exports, Inc.

“Loan Guaranty” means Article XI of this Agreement.

“Loan Parties” means, collectively, the Borrowers and the Loan Guarantors, and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement, and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of any Loan

Party to perform any of its material obligations under the Loan Documents to which it is a party, (c) a material portion of the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the other Secured Parties) on a material portion of the Collateral or the priority of such Liens, or (d) the material rights of or remedies available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Obligations under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Parties in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 10.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Company, any Borrower or any ERISA Affiliate may have any liability.

“Net Proceeds” means, with respect to any applicable event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the CSW Borrower).

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.02(d).

“Non-Financed Capital Expenditures” means Capital Expenditures of the Company and its Subsidiaries that were paid for in cash and not financed with the proceeds of Indebtedness (other than Revolving Loans).

“Obligated Party” has the meaning assigned to such term in Section 11.02.

“Obligation Guaranty” means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by any other guarantor who is not a Loan Party.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties and their Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having (i) executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or (ii) sold or assigned an interest in any Loan, Letter of Credit, Commitment or Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and return-of-money bonds, insurance premiums other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8.01;

(f) easements, encroachments, covenants, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company, any Borrower or any Subsidiary;

(g) operating leases or subleases entered into in the ordinary course of business and easements or rights of way granted to others, that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company, any Borrower or any Subsidiary;

(h) Liens arising from Uniform Commercial Code financing statements filed with respect to operating leases that are permitted by this Agreement and not capitalized, and that do not secure any monetary obligations;

(i) any interest or title (and any Lien affecting the interest or title) of (i) a lessor or sublessor under any lease or sublease to be mortgaged as security hereunder permitted by this Agreement, (ii) any underlying lessor of such a lease or sublease (e.g., an underlying ground or operating lease or prime lease), and (iii) a grantor or licensor of any easements and rights of way to be mortgaged as security hereunder or otherwise permitted by this Agreement, in each case that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company, any Borrower or any Subsidiary;

(j) Liens of collecting banks under the UCC on items in the course of collection and statutory Liens and customary rights of set-off of banks and Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(k) (i) Liens (A) on advances of cash or Permitted Investments in favor of the seller of any property to be acquired in an acquisition or investment permitted by Section 6.04 to be applied against the purchase price for such acquisition or investment and (B) consisting of an agreement to dispose of any property in a disposition permitted by Section 6.05, in each case, solely to the extent such acquisition, investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien, and (ii) earnest money deposits of cash or Permitted Investments by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted by the terms of this Agreement;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and demand or time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Reorganization” means (a) the Company’s contribution of the Equity Interests in Balco, Inc., CapStar Holdings Corporation and RectorSeal to the CSW Borrower, (b) RectorSeal’s distribution of the Equity Interests in the Whitmore Borrower, Jet-Lube, Inc. and Smoke Guard, Inc. to the CSW Borrower, (c) the Whitmore Borrower’s (i) contribution of the Equity Interests in Strathmore Acworth Property, LLC, Strathmore Employee Holdings, LLC, Strathmore Longview Property, LLC and Strathmore Properties Holdings, LLC to Strathmore Holdings and (ii) distribution of the Equity Interests in Strathmore Holdings to the CSW Borrower (occurring immediately following the action described in clause (c)(i)), so long as each of the following conditions has been satisfied:

(i) at the time of the consummation of such contributions and distributions and immediately after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom;

(ii) immediately prior to, or concurrently with such contributions and distributions, the Administrative Agent (or its counsel) shall have received, in each case on terms and conditions, and subject to documentation in form and substance reasonably satisfactory to the Administrative Agent (A) certified copies of each charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents that are being amended and/or restated in connection with such contributions and distributions, (B) an amendment to the Security Agreements executed by the Company, the CSW Borrower, RectorSeal, Strathmore Holdings and the Whitmore Borrower revising the Schedules thereto to reflect the Equity Interests owned by such Loan Parties after the consummation of such contributions and distributions, and such other certificates, documents, instruments and agreements relating thereto as the Administrative Agent shall reasonably request in connection therewith, and (C) replacement certificates (to the extent such Equity Interests are certificated) representing the Equity Interests of (i) the Whitmore Borrower contributed by

RectorSeal to the CSW Borrower, (ii) Balco, Inc., (iii) CapStar Holdings Corporation, (iv) RectorSeal, (v) Smoke Guard, Inc., (vi) Jet-Lube, Inc., (vii) Strathmore Holdings, (viii) Strathmore Acworth Property, LLC, (ix) Strathmore Employee Holdings, LLC, (x) Strathmore Longview Property, LLC and (xi) Strathmore Properties Holdings, LLC, in each case, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(iii) the Borrower Representative shall provide the Administrative Agent at least five Business Days prior to the consummation of such contributions and distributions, (A) written notice of the date of the proposed consummation of such contributions and distributions, (B) a new Schedule 3.13(a) which shall be satisfactory to the Administrative Agent and (C) a certificate signed by a Financial Officer of the CSW Borrower certifying: (1) that after giving effect to such contributions and distributions, all representations and warranties contained in the Loan Documents will be true and correct in all material respects on and as of the date of the consummation of such contributions and distributions with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate specifically to an earlier date and provided that any such representations and warranties subject to a materiality qualifier must be true and correct in all respects on and as of the date of the consummation of such contributions and distributions, except to the extent that such representations and warranties relate specifically to an earlier date and (2) that no Default exists or will result from the consummation of such contributions and distributions.

“Permitted Reorganization Effective Date” means the date on which each of the conditions set forth in clauses (i) – (iii) of the definition of Permitted Reorganization shall have been satisfied and the Permitted Reorganization is consummated in accordance with the terms of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company, any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party or any Subsidiary after the Effective Date, other than dispositions permitted by Section 6.05 (except permitted sales of Equity Interests under Section 6.05(o), which such sales of Equity Interests will result in a “Prepayment Event”); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary with a fair value immediately prior to such event (as determined in good faith by such Loan Party or Subsidiary) equal to or greater than $2,500,000; or

(c) the incurrence by any Loan Party or any Subsidiary of any Indebtedness after the Effective Date, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder for an applicable period of measurement, compliance with such test or covenant after giving effect to (a) any acquisition of an entity or business that is (or, subject to the satisfaction of such test or covenant would be) permitted under Sections 6.04(l) or (m) (and any related incurrence, repayment or assumption of Indebtedness), (b) the making of any Restricted Payment that is (or, subject to the satisfaction of such test or covenant would be) permitted under Sections 6.08(c) and (d), or (c) any increase in the Revolving Commitments that is (or, subject to the satisfaction of such test or covenant would be) permitted under Section 2.08(f) (including, in each case, (i) pro forma adjustments arising out of events which are directly attributable to such acquisition, the making of such Restricted Payment or incurrence of such Indebtedness, are factually supportable and are reasonably expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC and (ii) such other adjustments as are otherwise acceptable to the Administrative Agent in its reasonable discretion, and as certified by a Financial Officer of the CSW Borrower), using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if (x) such acquisitions have been consummated at the beginning during the period (and any other Indebtedness or other liabilities incurred or repaid in connection with such acquisitions, had been incurred or repaid at the beginning of such period), (y) such Restricted Payments had been made at the beginning of such period and (z) such increase in the Revolving Commitments had been consummated at the beginning of such period (and assuming that (1) any Loan incurred bears interest during any portion of the applicable measurement period prior to the relevant transaction at the weighted average of the interest rates applicable to outstanding Loans incurred during such period and (2) any other Indebtedness incurred bears interest during any portion of the applicable measurement period prior to the relevant transaction at the rate which is or would be in effect with respect to such Indebtedness incurred during such period).

“Pro Forma Compliance” means, at any date of determination, that the Company shall be in compliance on a pro forma basis with each of the financial covenants set forth in Article VII as of the last day of the most recent four (4) fiscal quarter period for which financial statements are then required to have been delivered or are otherwise available (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for such four (4) fiscal quarter period and calculated on a Pro Forma Basis in respect of the event giving rise to such determination)

“Projections” means those projections delivered to the Administrative Agent by or on behalf of the Company prior to the Effective Date.

“Public-Sider” means a Lender whose representatives may trade in securities of the Company or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by, or on behalf of, any Loan Party under the terms of this Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Real Property” means all real property that was, is now or may hereafter be owned, occupied or otherwise controlled by any Loan Party or Subsidiary pursuant to any contract of sale, lease or other conveyance of any legal interest in any real property to any Loan Party or Subsidiary.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“RectorSeal” means The RectorSeal Corporation, a Delaware corporation.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of any Loan Party from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, two or more Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VIII, and for all purposes after the Loans become due and payable pursuant to Article VIII or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests, (ii) any fee, charge, payment or distribution (including any sinking fund or other similar deposit) of any kind to any Affiliate (other than to a Loan Party) in respect of any advisory, management or consulting agreement or in respect of any monitoring, oversight, transaction or similar fees and (iii) any earnout payment or seller finance payment. For the avoidance of doubt, contributions to and distributions from the ESOP, a Plan or any other employee benefit plan do not constitute Restricted Payments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.08 and (b) assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $250,000,000.

“Revolving Credit Maturity Date” means December 11, 2020 (if the same is a Business Day, or if not then the immediately next succeeding Business Day) or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof, (and, with respect to any Extended Revolving Commitment, the maturity date applicable to such Extended Revolving Commitment in accordance with the terms hereof if the same is a Business Day, or if not then the immediately next succeeding Business Day, or any earlier date on which such Extended Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof).

“Revolving Exposure” means, with respect to any Lender, at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of any Sanctions (on the Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, or the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SpinOff” means the transaction in which the Equity Interests of certain of the Guarantors were contributed to the Company, and the Equity Interests of the Company were subsequently distributed by Capital Southwest Corporation to its shareholders.

“Statement” has the meaning assigned to such term in Section 2.17(g).

“Strathmore Acquisition” means the acquisition whereby the Whitmore Borrower purchased substantially all of the assets of Strathmore Products, Inc.

“Strathmore Holdings” means Strathmore Holdings, LLC, a Delaware limited liability company.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person, the payment and performance of which is fully subordinated to the payment and performance of the Secured

Obligations on terms and conditions, and pursuant to documentation, in each case reasonably satisfactory to the Administrative Agent; provided that, in no event shall any such Subordinated Indebtedness (a) be secured or benefit from any Lien on the assets of any Loan Party or Subsidiary, (b) mature, require any principal payment, contain any mandatory redemption provision, prepayment provision or any other term or provision that would provide for the payment or return of any principal of such Subordinated Indebtedness (or a sinking fund or any other similar arrangement) prior to a date that is 91 days after the Latest Maturity Date, (c) be guaranteed by or benefit from any other assurance from any Loan Party or Subsidiary or (d) contain terms and conditions that are, taken as a whole, more restrictive in any manner than those set forth in this Agreement and the other Loan Documents; provided that all-in cash pricing on Subordinated Indebtedness may be up to 8.00% per annum higher than the all-in pricing on the Loans.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company, a Borrower or a Loan Party, as applicable (it being understood that the phrase Subsidiaries of the Company includes both Borrowers).

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company, the Borrowers or their Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender and (b) the principal amount of all Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means Chase, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by Chase in its capacity as Administrative Agent or Issuing Bank shall be deemed given by Chase in its capacity as Swingline Lender as well.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Target” has the meaning assigned to such term in Section 6.04(l)(iii).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” means on any date of determination for the Company and the Subsidiaries on a consolidated basis, the ratio of (a) Funded Debt on such date of determination to (b) EBITDA calculated for the four fiscal quarter period most recently ended.

“Transactions” means the execution, delivery and performance by the Borrowers and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“Whitmore Borrower” means The Whitmore Manufacturing Company, a Delaware corporation and a Subsidiary of the CSW Borrower.

“Whitmore Borrower Sublimit” means $35,000,000. The Whitmore Borrower Sublimit is a part of, and not in addition to, the Revolving Commitment.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Pro Forma Adjustments for Acquisitions and Dispositions. To the extent the Company, a Borrower or any Subsidiary makes any acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business during the period of four fiscal quarters of the Company most recently ended, the Total Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are reasonably expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC or that are otherwise acceptable to the Administrative Agent in its reasonable discretion, and as certified by a Financial Officer of the CSW Borrower), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness and Funded Debt) had occurred in the first day of such four-quarter period; provided that the interest rate for any such Funded Debt incurred or assumed in connection with such acquisition shall have an implied rate of interest determined by utilizing the rate which is or would be in effect with respect to such Funded Debt as at the relevant date of determination.

SECTION 1.06. Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company or such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make revolving loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.09) in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments; provided, that the aggregate outstanding principal amount of all Revolving Loans made to the Whitmore Borrower shall not at any time exceed the Whitmore Borrower Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $250,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Dallas, Texas time, three Business Days before the date of the proposed Borrowing; provided, however, that in the case of the initial borrowing on the Effective Day, such notice may be provided not later than 3:00 p.m., Dallas, Texas time, two Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Dallas, Texas time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Dallas, Texas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the Class of Borrowing, the aggregate amount of the requested Borrowing, and a breakdown of the separate wires comprising such Borrowing;

(ii) the name of the applicable Borrower(s) and the amount of each Borrowing for the applicable Borrower;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender agrees to make Swingline Loans to the CSW Borrower, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000, (ii) the Swingline Lender’s Revolving Exposure exceeding its Revolving Commitment or (iii) the Aggregate Revolving Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the CSW Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the CSW Borrower shall notify the Administrative Agent of such request by telephone (confirmed by fax), not later than 12:00 p.m., Dallas, Texas time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the CSW Borrower. The Swingline Lender shall make each Swingline Loan available to the CSW Borrower by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.17(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., Dallas, Texas time, on the requested date of such Swingline Loan.

(b) The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon such notice from the Administrative Agent (and in any event, if such notice is received by 11:00 a.m., Dallas, Texas time, on a Business Day no later than 4:00 p.m. Dallas, Texas time on such Business Day and if received after 11:00 a.m., Dallas time, “on a Business Day” shall mean no later than 9:00 a.m. Dallas, Texas time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the CSW Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the CSW Borrower (or other party on behalf of the CSW Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the CSW Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the CSW Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the CSW Borrower may request the issuance of standby Letters of Credit denominated in dollars as the applicant thereof for the support of the obligations of the CSW Borrower or any Subsidiary thereof, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the CSW Borrower to, or entered into by the CSW Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The CSW Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the CSW Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the CSW Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the

Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the CSW Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the CSW Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the CSW Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000, (ii) no Lender’s Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the CSW Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of the Credit Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.05(b).

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date. At the request of the CSW Borrower, the Issuing Bank may, in its sole discretion, renew any Letter of Credit with a one-year term for additional one-year periods not to extend past the date specified in the foregoing clause (ii).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m., Dallas, Texas time, on (i) the Business Day that the Borrower Representative receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., Dallas, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is received after 10:00 a.m., Dallas, Texas time, on the day of receipt; provided that, the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof, and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing

Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Revolving Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the CSW Borrower by telephone (confirmed by fax or email if arrangements for doing so have been approved by the Issuing Bank) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the CSW Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default exists, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Section 8.01. The Borrowers also shall deposit Cash Collateral in accordance with this paragraph as and to the extent required by Section 2.10(b) or 2.19. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Dallas, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or fax, to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this Section 2.07(c) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

(f) Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto. A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

SECTION 2.08. Termination and Reduction of Commitments; Increase in Revolving Commitments.

(a) Unless previously terminated, all the Revolving Commitments shall terminate on the Revolving Credit Maturity Date. The Extended Revolving Commitments shall terminate on the respective maturity dates applicable thereto.

(b) The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(e) The Borrowers shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution, provided that (i) any such request for an increase shall be in an integral multiple of $5,000,000 and not less than of $10,000,000, (ii) the Borrowers shall not make more than three such requests during the term of this Agreement, (iii) after giving effect thereto, the aggregate additional Commitments pursuant to this Section 2.08(e) do not exceed $50,000,000, (iv) the Administrative Agent, the Swingline Lender and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.08(f) have been satisfied. Nothing contained in this Section 2.08 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of all Lenders if any such increase or addition would cause the Revolving Commitments to exceed $300,000,000. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers and the other Loan Parties, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties (x) are already qualified by materiality in which case they are true and correct in all respects and (y) specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) no Default exists and (3) the Company is in Pro Forma Compliance (provided that, for purposes of this clause (3), the amount of any increase in the Revolving Commitments shall be deemed to be fully drawn in determining Pro Forma Compliance) and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

(g) On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, adding) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.15 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

SECTION 2.09. Repayment and Amortization of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the fifth Business

Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.15.

(b) In the event and on such occasion that the Aggregate Revolving Exposure exceeds the aggregate Revolving Commitments, the Borrowers shall prepay the Revolving Loans, the LC Exposure and/or Swingline Loans (or, if no such Borrowings are outstanding, deposit Cash Collateral in the LC Collateral Account in an aggregate amount equal to such excess, in accordance with Section 2.05(j)).

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, promptly (but in any event within three (3) Business Days) after such Net Proceeds are received by any Loan Party or Subsidiary, prepay the Obligations and Cash Collateralize the LC Exposure as set forth in Section 2.10(d) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer of the CSW Borrower to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net

Proceeds, to acquire (or replace or rebuild) Real Property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, provided that to the extent of any such Net Proceeds that have not been so applied by the end of such 180 day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied; provided further that the none of the Loan Parties shall be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) Real Property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any fiscal year of the Company in an aggregate amount in excess of $10,000,000.

(d) All prepayments required to be made pursuant to Section 2.10(c) shall be applied, first to prepay the Revolving Loans (including Swingline Loans) with a corresponding reduction in the Revolving Commitments if such prepayment is (x) made as a result of any event described in clause (b) of the definition of the term “Prepayment Event” and (y) equal to or in excess of $10,000,000 and second to Cash Collateralize outstanding LC Exposure.

(e) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) of any prepayment under the preceding clauses of this Section: (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Dallas, Texas time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Dallas, Texas time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 p.m., Dallas, Texas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.15.

SECTION 2.11. Fees.

(a) The Borrowers agree to pay to the Administrative Agent a commitment fee for the account of each Revolving Lender, which shall accrue at the Applicable Rate on the daily amount of the undrawn portion of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate; it being understood that the LC Exposure of a Lender shall be included and the Swingline Exposure of a Lender shall be excluded in the drawn portion of the Revolving Commitment of such Lender for purposes of calculating the commitment fee. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the sum of the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the sum of the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 10.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; provided that, and notwithstanding the foregoing, if any principal or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to

(i) in case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(d) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 10.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and any such Eurodollar Borrowing shall be converted to an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.18 or Section 10.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.16. Taxes.

(a) Withholding Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Administrative Agent has not been indemnified by a Loan Party for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.17. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 p.m., Dallas, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent pursuant to payment instructions provided by the Administrative Agent, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Swingline Lender and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to pay any amounts owing with respect to Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.20, ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as Cash Collateral for such Obligations, sixth, to the payment of any amounts owing in respect of Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.20, and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender from the Borrowers or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.15. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

Notwithstanding the foregoing, Secured Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause seventh if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

(c) At the election of the Administrative Agent after and during the continuation of an Event of Default, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 10.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower Representative pursuant to Section 2.03 or 2.04 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrowers maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agree that all such amounts charged shall constitute Loans (including Swingline Loans), and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.04, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or

Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05(d) or (e), 2.06(b), 2.17(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender, for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and application to, any future funding obligations of such Lender under such Sections. Application of amounts pursuant to clauses (f)(i) and (f)(ii) of this Section 2.17 shall be made in such order as may be determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14 or 2.16) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 10.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.19. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 10.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 10.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless any Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposures to exceed its Revolving Commitments;

(ii) if the reallocation described in clause (i) of this Section 2.19(c) cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) of this Section 2.19(c)) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) of this Section 2.19(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) of this Section 2.19(c), then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) of this Section 2.19(c), then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrowers in accordance with Section 2.19(c), and Swingline Exposure related to any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the CSW Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.20. Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21. Extension Offers.

(a) The Borrower Representative may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of Revolving Commitments (but specifically not including Swingline Loans) to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the Revolving Commitments that will be subject to the Extension, provided that no Class of Extended Revolving Commitments shall be in an amount less than the lesser of (A) 75% of the then outstanding Revolving Commitments or (B) $10,000,000 (each amount in clause (i) of this Section 2.21(a), the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent and (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)). Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrowers. If the aggregate principal amount of Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments subject to the Extension Offer as set forth in the Extension notice, then the Revolving Commitments of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b) The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article III and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) the Issuing Bank and the Swingline Lender shall have consented to any Extension of the Revolving Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swingline Loans at any time during the extended period and (iv) the terms of such Extended Revolving Commitments shall comply with paragraph (c) of this Section.

(c) The terms of each Extension shall be determined by the Borrowers and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Revolving Commitment shall be no earlier than the Revolving Credit Maturity Date, (ii) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Commitments, (iii) the Extended Revolving Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and the borrowers and guarantors of the Extended Revolving Commitments shall be the same as the Borrowers and Guarantors with respect to the existing Revolving Loans, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Revolving Commitment (and the Extended Revolving Loans thereunder) shall be determined by the Borrowers and the applicable extending Lenders, (v)(A) the Extended Revolving Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Revolving Loans and (B) borrowing and prepayment of Extended Revolving Loans, or reductions of Extended Revolving Commitments, and participation in Letters of Credit and Swingline Loans, shall be on a pro rata basis with the other Revolving Loans or Revolving Commitments (other than upon the maturity of the non-extended Revolving Loans and Revolving Commitments) and (vi) the terms of the Extended Revolving Commitments shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) of this Section 2.21(c)).

(d) In connection with any Extension, the Borrowers, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Commitments as a new Class or tranche of Revolving Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of Revolving Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this Section.

ARTICLE III

Representations and Warranties

In order to induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that (and where applicable, agrees):

SECTION 3.01. Organization; Powers. Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, Equity Interest holder action. Each Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not materially violate any material applicable law or regulation or the charter, partnership agreement, limited liability company agreement, operating agreement, by-laws or other organizational documents of any Loan Party or any

Subsidiary or any material order of any Governmental Authority, (c) will not materially violate or result in a material default under any indenture, material agreement or other material instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any material payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Statements Delivered. The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and comprehensive income and cash flows (i) as of and for the fiscal year ended March 31, 2015, reported on by independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2015. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of this Section 3.04(a).

(b) Pro Forma Balance Sheet. The Company has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of June 30, 2015, prepared giving effect to the Transactions and the Headquarters Transactions as if the Transactions and the Headquarters Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the assumptions believed by the Company to be reasonable, (ii) is based on the best information available to the Company after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and the Headquarters Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Company and its consolidated Subsidiaries as of June 30, 2015 as if the Transactions and the Headquarters Transactions had occurred on such date it being recognized by the Lenders that actual results may vary.

(c) Material Contingent Liabilities. Except as disclosed in the financial statements referred to in Sections 3.04(a) and (b) or the notes thereto, after giving effect to the Transactions and the Headquarters Transactions, none of the Company or its Subsidiaries has any contingent liabilities, unusual long-term commitments or unrealized losses that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(d) Projections. The Company has heretofore furnished to the Lenders its forecasted consolidated and consolidating: (i) balance sheets; (ii) profit and loss statements; and (iii) cash flow statements as of or for with respect to the five-year period ending March 31, 2020. Such balance sheets; profit and loss statements; and cash flow statements have been prepared by the Company in light of the business of the Company and its consolidated Subsidiaries, the Transactions and the Headquarters Transactions and represent as of the date thereof the good faith estimate of the Company and its senior management of the future financial performance of the Company and its consolidated Subsidiaries, after giving pro forma effect to the Transactions and the Headquarters Transactions (it being understood that such projections may vary from actual results and such variances may be material).

(e) No Material Adverse Change. Since March 31, 2015, there has been no material adverse change in the business, assets, operations or financial condition, of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties, Etc.

(a) Title. Each of the Loan Parties and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Real Property), except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and are permitted by Section 6.02 hereto. No Loan Party owns or leases any real property other than the Real Property described on Schedule 3.05 hereto. The only real property owned by the Loan Parties for investment purposes is identified as such on Schedule 3.05 hereto.

(b) Intellectual Property. Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by each Loan Party and each Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Real Property. As of the Effective Date, none of the Loan Parties nor any Subsidiary has received notice of, or has actual knowledge of, any pending or contemplated condemnation proceeding affecting any Real Property or any sale or disposition thereof in lieu of condemnation.

(d) License and Permits. Each Loan Party and each Subsidiary possesses all licenses, permits, accreditations, eligibilities, certifications, franchises or rights thereto necessary to conduct its business substantially as now conducted and is not in violation of any valid rights of others with respect to any of the foregoing, except for such non-possession or violation of rights that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that challenge the validity, enforceability or effectiveness of any of the Loan Documents or the Transactions. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, neither any Loan Party nor any Subsidiary: (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) knows of any basis for any Environmental Liability, nor (v) is subject to any existing, pending or threatened governmental investigation pertaining to the Real Property, or to any remedial obligation or lien under or in connection with any Environmental Law. On the Effective Date, except as to matters, or as to matters which in the aggregate could not reasonably be expected to exceed $2,000,000 in claims or liability, no Loan Party has any actual knowledge or notice of the presence or release of Hazardous Materials in, on or around any part of the Real Property or the soil, groundwater or soil vapor on or under the Real Property, or the migration of any Hazardous Material, from or to any other property in the vicinity of the Real Property in violation of Environmental Law. After the Effective Date, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, neither any Loan Party nor any Subsidiary has any actual knowledge or notice of the presence or release of Hazardous Materials in, on or around any part of the Real Property or the soil, groundwater or soil vapor on or under the Real Property, or the migration of any Hazardous Material, from or to any other property in the vicinity of the Real Property in violation of Environmental Law.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Each Loan Party and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default exists.

SECTION 3.08. Investment Company Status. Neither any Loan Party nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Employee Benefit Plans; ERISA. Each employee benefit plan sponsored by a Loan Party or in which the employees of a Loan Party participate (including each Plan and the ESOP), which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or opinion letter from the IRS and complies in form and in operation, with the requirements of Section 401(a) of the Code, the relevant provisions of ERISA, and any other applicable laws, rules, and regulations, except where the failure to do so could not reasonably be expected to subject the applicable Plan, trust or any Loan Party to liability in excess of $1,500,000 under the Code, ERISA or any other applicable laws, rules, and regulations. Each such employee benefit plan (including each Plan) has been duly established in accordance with, and under, applicable law, and the trust under each Plan is a tax-exempt trust under Section 501(a) of the Code. Except as disclosed on Schedule 3.10, neither any Loan Party nor any ERISA Affiliate is now (nor have any such entities, within the last six years been) a participating or contributing employer in any Multiemployer Plan, “defined benefit plan” (as defined in Section 3 (35) of ERISA), “multiple employer welfare arrangement” (as defined in Section 3 (40) of ERISA), or an employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. As of the date of this Agreement, the Borrower Representative has made available to the Lenders and the Administrative Agent a copy of the most recent actuarial report for any Plan which includes such Plan’s funded status determined in accordance with the requirements of ASC 715 of GAAP. Each Plan is in compliance with Section 436 of the Code and there is no security in place provided thereunder by a Loan Party or any ERISA Affiliate. Except as disclosed on Schedule 3.10, neither any Loan Party nor any ERISA Affiliate has any liability with respect to the withdrawal or partial withdrawal of the Company, any Borrower or any ERISA Affiliate from any Multiemployer Plan. Neither any Loan Party, nor any trustee, administrator, party in interest, disqualified person, or fiduciary of any employee benefit plan sponsored by a Loan Party or in which the employees of a Loan Party participate (including any Plan and the ESOP), has engaged in a non-exempt “prohibited transaction,” as that term is defined in Section 4975 of the Code or Section 406 of ERISA, which could directly or indirectly subject the applicable Plan, trust or any Loan Party to liability in excess of $1,500,000 under the Code or ERISA. As of the Effective Date, no Loan Party has any material obligation to provide post-employment healthcare coverage to any current or former employee other than continuation coverage mandated under Section 601 et. seq. of ERISA, Section 4980B of the Code, or similar state laws. After the Effective Date, no Loan Party has any material obligation to provide post-employment healthcare coverage to any current or former employee other than continuation coverage mandated under Section 601 et. seq. of ERISA, Section 4980B of the Code, or similar state laws, which could reasonably be expected to result in an Material Adverse Effect. Except as disclosed on Schedule 3.10, no ERISA Event has occurred in the six years preceding the Effective Date and no Loan Party is aware of any circumstance or event which could reasonably be expected to result in an ERISA Event. After the Effective Date, no ERISA Event has occurred and no Loan Party is aware of any circumstances or event which could reasonably be expected to result in an ERISA Event, which in either case could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. ESOP Matters. The ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and fully satisfies in form and operation, all relevant provisions of the Code, including the requirements of Section 409 of the Code, except where the failure to do so could not reasonably be expected to subject the ESOP or any Loan Party to liability in excess of $1,500,000 under the Code, ERISA or any other applicable laws, rules, and regulations. The ESOP has been duly established in accordance with, and under, applicable law, and the ESOP trust is a tax-exempt trust under Section 501(a) of the Code. The securities of the Company held by the ESOP will be employer securities that are readily tradable on an established securities market within the meaning of Section 409(l)(1) of the Code.

SECTION 3.12. Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.13. Subsidiaries.

(a) As of the Effective Date, the Company has no Subsidiaries other than those listed on Schedule 3.13 hereto. Schedule 3.13 sets forth, as of the Effective Date, the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the Company’s ownership of the outstanding Equity Interests of each Subsidiary directly owned by the Company, the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each other Subsidiary and the authorized, issued and outstanding Equity Interests of the Company and each Subsidiary.

(b) As of the Permitted Reorganization Effective Date, the Company has no Subsidiaries other than those listed on Schedule 3.13(a) hereto. Schedule 3.13(a) sets forth, as of the Permitted Reorganization Effective Date, the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the Company’s ownership of the outstanding Equity Interests of each Subsidiary directly owned by the Company, the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each other Subsidiary and the authorized, issued and outstanding Equity Interests of the Company and each Subsidiary.

(c) All of the outstanding capital stock of the Company and each Subsidiary has been validly issued, is fully paid, and is nonassessable. Except as permitted to be issued or created pursuant to the terms hereof or as reflected on Schedule 3.13 (or Schedule 3.13(a) after the Permitted Reorganization Effective Date), there are no outstanding subscriptions, options, warrants, calls, or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into any Equity Interests of the Company, any Borrower or any Subsidiary. The Company directly or indirectly, owns 100% of the issued and outstanding Equity Interests of the CSW Borrower, the Whitmore Borrower and each of the other Subsidiaries.

SECTION 3.14. Insurance. Each Loan Party and each Subsidiary maintains with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies and in such amounts as are required by Section 5.06 hereto and as are otherwise usually carried by businesses engaged in similar activities as the Loan Parties and their Subsidiaries and located in similar geographic areas in which the Loan Parties and their Subsidiaries operate.

SECTION 3.15. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. After the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened, that could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters except where failure to comply could not reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, all material payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary. After the Effective Date, all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.16. Margin Securities. Neither any Loan Party nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

SECTION 3.17. Security Interest in Collateral. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, (b) Liens perfected only by possession to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (c) Liens permitted under Section 6.02.

SECTION 3.18. Solvency. Immediately after the consummation of the Transactions and the Headquarters Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted as of the Effective Date and is proposed to be conducted after the Effective Date. As used in this Section 3.18, the term “fair value” means the amount at which the applicable assets would change hands between a willing buyer and a willing seller within a reasonable time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both and “present fair saleable value” means the amount that may be realized if the applicable company’s aggregate assets are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of a comparable business enterprises.

SECTION 3.19. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.20. Use of Proceeds. The proceeds of the Loans have been and will be used in compliance with Section 5.10.

SECTION 3.21. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party, or any Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.22. No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.23. Material Agreements. Neither any Loan Party nor any Subsidiary is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in (i) any agreement or instrument evidencing or governing Funded Debt or (ii) any other agreement to which it is a party, except, in the case of this clause (ii), to the extent that such default could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.24. Existing Predecessor UCCs. The Existing Predecessor UCCs were filed on an entity named “Strathmore Holdings, Inc.” and/or “Strathmore Holdings, LLC” in 2011 and 2012. According to the records of the Delaware Secretary of State, “Strathmore Holdings, LLC” was merged with and into BJ’s Wholesale Club, Inc. on July 13, 2012. The certificate of formation for Strathmore

Holdings, the Guarantor under the Loan Documents, was filed on March 30, 2015. Strathmore Holdings owed no Indebtedness to General Electric Capital Corporation or Deutsche Bank AG, New York Branch, at the time the Existing Predecessor UCCs were filed by General Electric Capital Corporation or Deutsche Bank AG, New York Branch, as applicable, and owes no Indebtedness to such creditors at the current time.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received, in each case on terms and conditions, and subject to documentation in form and substance satisfactory to the Administrative Agent (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.09 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

(b) Financial Statements and Projections. The Lenders shall have received satisfactory (i) audited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal years ending March 31, 2014 and March 31, 2015; provided, that for the fiscal year ending March 31, 2015, the Borrowers may furnish in lieu of the above described audited financial statements the combined financial statements of the Company included in the Form 10 filed with the SEC in connection with the SpinOff, (ii) unaudited interim consolidated financial statements of the Company for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph and more than 45 days prior to the date hereof, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Company, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) projected balance sheet, income statement and cash flow statement of the Company for the period beginning April 1, 2015 and ending March 31, 2020.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent (or its counsel) shall have received, in each case on terms and conditions, and subject to documentation in form and substance satisfactory to the Administrative Agent (i) a certificate of each Loan Party, dated the Effective Date and executed by its respective Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of each of the Company, the CSW Borrower and the Whitmore Borrower, its Financial Officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(d) No Default Certificate. The Administrative Agent (or its counsel) shall have received, on terms and conditions, and subject to documentation in form and substance satisfactory to the Administrative Agent, signed by a Financial Officer of the CSW Borrower, dated as of the Effective Date, a certificate of such Financial Officer (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid under the Fee Letter, and all other fees and expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party and each jurisdiction where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to payoff letters or other documentation reasonably satisfactory to the Administrative Agent.

(g) Payoff Letter; Headquarters Loan. The Administrative Agent (or its counsel) shall have received, in each case on terms and conditions, and subject to documentation in form and substance reasonably satisfactory to the Administrative Agent (i) payoff letters for all existing Indebtedness required to be repaid on or prior to the Effective Date, including, but not limited to, the Existing Whitmore Credit Agreement and the Existing RectorSeal Credit Agreement, and which confirm that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been Cash Collateralized or supported by a Letter of Credit and (ii) evidence that the Whitmore Borrower has entered into an amendment to the Headquarters Loan Agreement concurrently with the Effective Date.

(h) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower Representative (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i) Solvency. The Administrative Agent (or its counsel) shall have received a solvency certificate signed by a Financial Officer of the CSW Borrower dated the Effective Date giving effect to the Transactions and the Headquarters Transactions in form and substance reasonably satisfactory to the Administrative Agent.

(j) Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(l) Collateral Access and Control Agreements. The Administrative Agent shall have received each Collateral Access Agreement required to be provided pursuant to the Security Agreement.

(m) Governmental and Third Party Approvals. All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Loan Parties and their subsidiaries (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions any of the transactions contemplated hereby.

(n) No Injunction or Restraining Order; Litigation. No injunction or temporary restraining order exists which, in the judgment of the Administrative Agent, would prohibit the making of the Loans.

(o) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Loan Documents.

(p) Legal and Regulatory Due Diligence. The Administrative Agent and its counsel shall have completed all legal and regulatory due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion

(q) USA PATRIOT Act, Etc. The Administrative Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(r) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested, other than those items to be delivered post-closing in accordance with Section 5.17.

The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 2:00 p.m., Dallas, Texas time, on December 31, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.

(d) No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (in each case without any pending draw) or been Cash Collateralized, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a) Annual Audit. Within 120 days after the end of each fiscal year of the Company, beginning with the fiscal year ending March 31, 2016, its audited consolidated balance sheets and related statements of income, shareholders’ equity and comprehensive income and cash flows as of the end of and for such year, setting forth, if applicable, in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants reasonably acceptable to Administrative Agent (Grant Thornton being deemed acceptable) (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated and unaudited consolidating basis in accordance with GAAP consistently applied; and

(b) Quarterly Financial Statements. Within 45 days after the end of each fiscal quarter of each fiscal year of the Company, its consolidated balance sheets and related statements of income, shareholder’s equity and comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth, to the extent applicable, in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheets, as of the end of) the previous fiscal year, all certified by a Financial Officer of the CSW Borrower as presenting fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(c) Compliance Certificate. Concurrently with any delivery of financial statements under clause (a) or (b) of this Section 5.01, a certificate in substantially the form of Exhibit C hereto of a Financial Officer of the CSW Borrower: (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the financial covenants set forth in Article VII, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company’s financial statements first delivered hereunder and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) attaching certificates of insurance or other evidence acceptable to the Administrative Agent that the insurance required by Section 5.06 is in effect, and;

(d) Employee Benefit Plan Audited Financial Statements. Within 10 days after the annual report on Form 5500 has been filed for each plan year of the ESOP, each Plan and each other employee benefit plan sponsored or maintained by any Loan Party or any Subsidiary for which certified financial statements are required to be maintained, the audited financial statements of each such plan prepared and presented in accordance with GAAP; and

(e) Budget. No later than 30 days after the commencement of each fiscal year of the Company, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget; and

(f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange; and

(g) Additional Information. Promptly following any request therefor, such other information regarding any Loan Party or any Subsidiary or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

The Company represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, if any, and, accordingly, the Company hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 5.01(a) and (b) above (collectively or individually, as the context requires, the “Financial Statements”), along with this Agreement, any executed amendments thereto, the Loan Guaranty, each Obligation Guaranty and the Collateral Documents, available to Public-Siders and (ii) agree that at the time such Financial Statements are provided hereunder, they shall already have been made available to holders of its securities. The Company will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Company has no outstanding publicly traded securities, including 144A securities (nor will the Company be required to post or make available to Public-Siders materials that constitute material non-public information within the meaning of the federal securities laws at any time that the Company has any outstanding publicly traded securities, including 144A securities). In no event shall the Administrative Agent post compliance certificates or budgets to Public-Siders.

SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) Default. The occurrence of any Default;

(b) Notice of Proceedings. The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary or Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) Notice of Casualty, etc. As soon as possible and in any event within 5 days after the occurrence thereof, written notice of any of the events described in Section 5.11;

(d) Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the CSW Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary (except, with respect to Subsidiaries, as otherwise provided with under Section 6.03) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay its Funded Debt and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation, and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance and Use of Properties; Notices.

(a) Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither any Loan Party nor any Subsidiary will use or knowingly permit any third party to use, generate, manufacture, produce, store, or release, on, under or at the Real Property, or transfer to or from the Real Property, any Hazardous Material, except in compliance with all Environmental Laws, and each Loan Party and each Subsidiary shall otherwise comply, at its sole expense and responsibility, with all Environmental Laws, provided that if any such occurrence shall nevertheless happen, the Loan Parties shall promptly remedy such condition at their sole expense and responsibility, provided, further, that nothing herein shall prohibit any Loan Party from undertaking appropriate proceedings against any third party that may be responsible for such condition. The Loan Parties shall promptly notify the Administrative Agent in writing if any officer of any Loan Party learns of the occurrence of any material violation of any Environmental Law on or affecting or otherwise in respect of the Real Property.

(c) The Borrower Representative will furnish to the Administrative Agent prompt (but in any event within fifteen (15) days) written notice of the execution by any Loan Party of any agreement granting any Person any right of first refusal, option or other contractual right to purchase any owned Real Property or any material interest therein.

SECTION 5.06. Insurance.

(a) Required Coverage. Each Loan Party will, and will cause each Subsidiary to, maintain insurance coverage with financially sound and reputable insurers in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates. Without limiting the foregoing, each Loan Party agrees that it will, and will cause each Subsidiary to, obtain when the nature of its business requires it or when the Administrative Agent shall otherwise reasonably request, and will thereafter continuously maintain the following described policies of insurance:

(i) Commercial General Liability. Comprehensive General Liability Insurance on ACORD form 25 with limits of not less than $2,000,000 per occurrence combined single limit and $2,000,000 in the aggregate for the policy period, or in whatever higher amounts as may be reasonably required by Administrative Agent from time to time by notice to the Borrower Representative, and extended to cover: (A) Blanket Contractual Liability assumed by any Loan Party or Subsidiary with defense provided in addition to policy limits for indemnities of the named insured, (B) Independent Contractors Liability providing coverage in connection with such portion of the work which is subcontracted, (C) Broad Form Property Damage Liability, (D) Products & Completed Operations form coverage, such coverage to apply for two years following completion of construction, (E) waiver of subrogation against all parties named additional insured, (F) severability of interest provision, and (G) Personal Injury & Advertisers Liability.

(ii) Automobile Liability. Automobile Liability including coverage on owned, hired and non-owned automobiles and other vehicles, with Bodily Injury and Property Damage limits of not less than $1,000,000 per occurrence combined single limit, with a waiver of subrogation against all parties named as additional insured.

(iii) Workers’ Compensation and Employer’s Liability. Workers’ Compensation and Employer’s Liability Insurance in accordance with applicable laws. The policy limit under the Employer’s Liability Insurance section shall not be less than $1,000,000 for any one accident.

(iv) Umbrella/Excess Liability. Umbrella/Excess Liability in excess of Commercial General Liability, Automobile Liability and Employers’ Liability coverages which is at least as broad as these underlying policies with a limit of liability of $10,000,000.

(v) Casualty. All-Risk Property (Special Cause of Loss) Insurance on the improvements and equipment included in the Collateral in an amount not less than $50,000,000. This policy must also list Administrative Agent as mortgagee and loss payee.

(vi) Other Insurance. Such other insurance as Administrative Agent may require, which may include, without limitation, errors and omissions insurance, business interruption insurance, with respect to the contractors, architects and engineers, rent abatement and/or business loss.

(b) Forms of Policies. All insurance policies shall (i) be issued by an insurance company licensed to do business in Texas having a rating of “A-” VIII or better by A.M. Best Co., in Best’s Rating Guide, (ii) name “JPMorgan Chase Bank, National Association, as Administrative Agent” as additional insured on all liability insurance and as mortgagee and loss payee on all All-Risk Property insurance, (iii) be endorsed to show that each Loan Party’s and each Subsidiary’s insurance shall be primary and all insurance carried by Administrative Agent is strictly excess and secondary and shall not contribute with any Loan Party’s or any Subsidiary’s insurance, (iv) provide that Administrative Agent is to receive notice prior to non-renewal or cancellation, (v) be evidenced by a certificate of insurance to be provided to Administrative Agent along with a copy of the policy for All-Risk Property coverage, (vi) include either policy or binder numbers on the Accord form, and (vii) otherwise be in form and amounts reasonably acceptable to Administrative Agent.

(c) Evidence of Insurance; Payment of Premiums. The Borrower Representative shall deliver to Administrative Agent, at least five (5) days before the expiration of an existing policy, evidence acceptable to Administrative Agent of the continuation of the coverage of the expiring policy. If Administrative Agent has not received satisfactory evidence of such continuation of coverage in the time frame herein specified, Administrative Agent shall have the right, but not the obligation, after prior notice to the Borrower Representative, to purchase such insurance for Administrative Agent’s and the Lenders’ interest only. Any amounts so disbursed by Administrative Agent pursuant to this Section 5.06(c) shall be repaid by the Loan Parties within ten (10) Business Days after written demand therefor. Nothing contained in this Section 5.06(c) shall require Administrative Agent to incur any expense or take any action hereunder, and inaction by Administrative Agent shall never be considered a waiver of any right accruing to Administrative Agent on account on this Section 5.06(c). The payment by Administrative Agent of any insurance premium for insurance which any Loan Party or any Subsidiary is obligated to provide hereunder but which Administrative Agent believes has not been paid, shall be conclusive between the parties as to the legality and amounts so paid. Each Loan Party agrees to pay, and to cause each Subsidiary to pay, all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Real Property which would (x) invalidate any material portion or (y) wholly invalidate any insurance thereon.

(d) Collateral Protection. Unless the Borrower Representative provides Administrative Agent with evidence satisfactory to Administrative Agent of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at the Loan Parties’ expense to protect

Administrative Agent’s and the Lenders’ interest in the Collateral. This insurance may, but need not, protect the Loan Parties’ interest in the Collateral. The coverages that Administrative Agent purchases may not pay any claim that a Loan Party makes or any claim that is made against a Loan Party in connection with the Collateral. The Loan Parties may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence satisfactory to Administrative Agent that the Loan Parties have obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, the Loan Parties will be responsible for the costs of that insurance, including any charges imposed by Administrative Agent in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. The costs of the insurance may, at Administrative Agent’s discretion, be added to the Loan Parties’ total principal obligation owing to Administrative Agent and the Lenders, and in any event shall be secured by the Liens on the Collateral created by the Loan Documents. It is understood and agreed that the costs of insurance obtained by Administrative Agent may be more than the costs of insurance the Loan Parties may be able to obtain on their own.

(e) No Liability; Assignment. Administrative Agent shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers, or payment of losses, and each Loan Party hereby expressly assumes full responsibility therefor and all liability, if any, thereunder. Each Loan Party hereby absolutely assigns and transfers to Administrative Agent for the benefit of the Lenders all of such Loan Party’s right, title and interest in and to any unearned premiums paid on policies and any claims thereunder and Administrative Agent and/or the Lenders shall have the right, but not the obligation, to assign any then existing claims under the same to any purchaser of the Real Property at any foreclosure sale; provided, however, that so long as no Default exists, each Loan Party shall have the right under a license granted hereby, and Administrative Agent hereby grants to each Loan Party a license, to exercise rights under said policies and in and to said premiums subject to the provisions of this Agreement. Said license shall be revoked automatically when a Default exists.

SECTION 5.07. Insurance, Condemnation and Casualty Losses. The payment of any insurance proceeds, condemnation awards or other compensation payable in respect of any damage to or destruction or taking of any portion of any of the Collateral may be negotiated with the applicable payor by the Loan Parties if no Event of Default exists. If an Event of Default exists, the Administrative Agent shall have the sole right to negotiate the amounts payable with respect to any loss or taking of any of the Collateral.

SECTION 5.08. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all transactions in relation to its business and activities. Each Loan Party will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, if reasonably requested by the Administrative Agent, its independent accountants, all at such reasonable times and as often as reasonably requested. During the continuance of an Event of Default, each Loan Party will, and will cause each Subsidiary to, permit any representatives designated by any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records.

SECTION 5.09. Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each of Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, and perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.10. Use of Proceeds.

(a) The proceeds of the Revolving Loans will be used for payment of fees and expenses payable in connection with the Transactions (other than upfront fees), acquisitions permitted pursuant to the terms of Sections 6.04(l) and (m), for other working capital and other general corporate purposes of the Borrowers and the Subsidiaries of the Borrowers and to refinance the Existing Whitmore Credit Agreement and the Existing RectorSeal Credit Agreement. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support transactions of the Loan Parties and their Subsidiaries entered into in the ordinary course of business.

(b) The Borrowers will not request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.11. Casualty and Condemnation. The Borrower Representative (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.12. Additional Collateral; Further Assurances.

(a) New Subsidiaries. Subject to applicable Requirements of Law set forth in clause (b) of that definition, each Loan Party will cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party of the type which constitutes Collateral, including certain parcels of Real Property located in the U.S.; provided, however, (i) any Domestic Subsidiary that becomes a Loan Party and owns Equity Interests in a Disregarded Domestic Person will only be required to pledge its Equity Interests in any Disregarded Domestic Person in accordance with Section 5.12(b) and (ii) any Disregarded Domestic Person that becomes a Loan Party will only be required to pledge its Equity Interests in any Foreign Subsidiary in which it owns Equity Interests in accordance with Section 5.12(b).

(b) Equity Interests of Subsidiaries. Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (other than Disregarded Domestic Persons), (ii) 65% of the issued and outstanding Equity Interests in each Disregarded Domestic Person and (iii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by such Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other Collateral Documents as the Administrative Agent shall reasonably request.

(c) General Further Assurances. Subject to the terms of the Security Agreement, each Loan Party will, and will cause each Subsidiary to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(d) Acquisition of Material Assets. If any material assets (including any assets acquired in an acquisition permitted hereby) are acquired by any Loan Party after the Effective Date (excluding (i) assets constituting Collateral under the Collateral Documents that become subject to the Lien of the Collateral Documents upon acquisition thereof, (ii) assets excluded from the Collateral under the Collateral Documents and (iii) any interests in Real Property, other than fixtures, landlord waivers, other collateral access agreements, subordinations, bailee or other warehouse waivers, consents and other waivers not granting a Lien in the Real Property), the Borrower Representative will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, cause such assets to be subjected to a Lien securing the Obligations and will take, and cause each applicable Loan Party or Subsidiary to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant, perfect and protect such Liens, including actions described in paragraph (a) of this Section and deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Loan Party, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Collateral Documents referred to above and the perfection of the Administrative Agent’s Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent.

SECTION 5.13. Depository Banks. To provide additional security for the Obligations, each Loan Party and each Subsidiary will maintain all of their primary depository, lockbox and operating accounts at a Lender; provided that (a) the payroll bank account and the flexible spending bank account of the Borrowers and the Subsidiaries of the Borrowers and other accounts used exclusively for payroll, payroll taxes and other wage and benefit payments may be located at American National Bank of Texas or at a Lender or an Affiliate of a Lender, and (b) accounts may be opened with a financial institution other than a Lender at any location where a Lender does not have a branch that is reasonably convenient to such Loan Party and such Loan Party has a reasonable business need to maintain an account or accounts at such location; provided further, subject to the immediately preceding proviso, that each Loan

Party and each Subsidiary shall have up to six months after the Effective Date or after the date of the acquisition of any primary depository, lockbox and operating accounts that are located at an entity that is not a Lender to move such primary depository, lockbox or operating accounts of Subsidiaries to accounts at a Lender to comply with this Section 5.13, provided further that, if a Loan Party has any primary depository, lockbox or operating accounts at a financial institution that was a Lender at the time such accounts were opened, such Loan Party will have up to six months to move any such primary depository, lockbox or operating accounts of such Loan Party to accounts at a Lender.

SECTION 5.14. Accuracy of Information. The Loan Parties will ensure, and will cause the Subsidiaries to ensure, that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.14.

SECTION 5.15. Employee Benefit Plans. Each Loan Party will, and will cause each Subsidiary to, maintain each employee benefit plan as to which it may have any liability, in material compliance with all applicable rules, regulations and other laws, except where the failure to so comply could not reasonably be expected to subject the applicable employee benefit plan, trust or any Loan Party to any liability in excess of $1,500,000. The Borrower Representative will provide the Administrative Agent and the Lenders with written notice promptly upon (and in no event later than ten (10) Business Days after) the occurrence of any of the following: (a) the institution of steps by any Loan Party or any Subsidiary to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it could reasonably be expected to have liability (including the ESOP, any Plan and any Multiemployer Plan) in excess of $1,500,000; (b) any ERISA Event or any material non-exempt prohibited transaction or Code violation that has occurred or been alleged in writing to have occurred with respect to any employee benefit plan (including the ESOP, any Plan and any Multiemployer Plan) with respect to which any Loan Party or any Subsidiary could reasonably be expected to have any liability or obligation in excess of $1,500,000; (c) the initiation of any investigation or review by the IRS or the Department of Labor or any other Governmental Authority as to whether a material non-exempt prohibited transaction or Code violation might have occurred with respect to any employee benefit plan (including the ESOP, any Plan and any Multiemployer Plan) with respect to which any Loan Party or any Subsidiary could reasonably be expected to have liability in excess of $1,500,000; (d) receipt by any Loan Party or any Subsidiary of notice of any audit, investigation, litigation or inquiry by the Department of Labor or the IRS relating to the ESOP, any Plan, any Multiemployer Plan or any other employee benefit plan sponsored or maintained by any Loan Party or any Subsidiary or with respect to which any Loan Party or any Subsidiary could reasonably be expected to have any liability in excess of $1,500,000, including copies of such notice and copies of all subsequent material correspondence relating thereto; and (e) any event which would give rise to (i) the loss of the tax qualification of the ESOP, any Plan, any Multiemployer Plan or any other employee benefit plan sponsored or maintained by any Loan Party or any Subsidiary, or with respect to which any Loan Party or Subsidiary could reasonably be expected to have any liability or obligation, which is intended to be tax qualified under Section 401(a) of the Code, or the tax-exempt status of the trust established under any such plan, or (ii) the loss of the ESOP’s status as an employee stock ownership plan under Section 4975(e)(7) of the Code, in each case which could reasonably be expected to result in liability or obligation in excess of $1,500,000.

SECTION 5.16. Maintenance of ESOP. Each Loan Party will, and will cause each Subsidiary to, take any and all action necessary to: (a) maintain the ESOP as an “employee stock ownership plan”

within the meaning of Section 4975(e)(7) of the Code, and to materially satisfy in form and operation all relevant provisions of the Code, including the provisions of Section 409 of the Code; (b) maintain the qualified status of the ESOP under Section 401(a) of the Code, and the tax-exempt status of the ESOP trust under Section 501(a) of the Code; and (c) ensure that the employer securities held under the ESOP are “employer securities” within the meaning of Section 409(l) of the Code.

SECTION 5.17. Post-Closing Matters. Each Loan Party will execute and deliver the documents and complete the tasks set forth on Schedule 5.17, in each case within the time limits specified therefor on such Schedule.

SECTION 5.18. Existing Predecessor UCCs. The Loan Parties shall use commercially reasonable efforts to have the Existing Predecessor UCCs terminated (unless the Loan Parties shall have taken other actions reasonably acceptable to the Administrative Agent to ensure that the Existing Predecessor UCCs are not effective as to Strathmore Holdings).

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated (in each case without any pending draw) or been Cash Collateralized, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents and the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(c) Indebtedness of

(i) any Subsidiary that is not a Loan Party to a Loan Party, provided that (A) any Equity Interests held by a Loan Party in any such Subsidiary shall be pledged pursuant to the Collateral Documents (subject to the limitations applicable to Equity Interests in a Foreign Subsidiary referred to in Section 5.12) and (B) the aggregate amount of investments made by Loan Parties in, and loans and advances made by Loan Parties to, and Guarantees made by Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties (excluding all intercompany loans and investments listed on Schedule 6.01 and Schedule 6.04, respectively) shall not exceed $5,000,000 during any fiscal year of the Company (in each case determined without regard to any write-downs or write-offs),

(ii) any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party,

(iii) any Loan Party to another Loan Party, and

(iv) any Loan Party to a Subsidiary that is not a Loan Party, provided that (A) such Indebtedness shall be Subordinated Indebtedness and (B) the sum of the amount of all such Indebtedness under this clause (c)(iv) plus, without duplication, the amount of Guarantees outstanding under clause (d)(iv) of this Section 6.01 shall not exceed $1,500,000 in the aggregate outstanding at any time;

(d) Guarantees of Indebtedness of

(i) any Subsidiary that is not a Loan Party by a Loan Party, subject to the limitations set forth in clause (c)(i) preceding,

(ii) any Subsidiary that is not a Loan Party by another Subsidiary that is not a Loan Party,

(iii) any Loan Party by another Loan Party, and

(iv) any Loan Party by a Subsidiary that is not a Loan Party, provided that (A) such Guarantee shall constitute Subordinated Indebtedness and (B) the sum of the amount of all such Guarantees under this clause (d)(iv) plus, without duplication, the amount of Indebtedness outstanding under clause (c)(iv) of this Section 6.01 shall not exceed $1,500,000 in the aggregate outstanding at any time;

(e) Indebtedness of the Company, any Borrower or any Subsidiary that is (i) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, or (ii) purchase money Indebtedness, and, in each case, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the principal amount of Indebtedness permitted by this clause (e) in the aggregate for the Company and its Subsidiaries shall not exceed $5,000,000 at any time outstanding;

(f) Indebtedness of the Loan Parties arising in connection with Swap Agreements permitted by Section 6.07;

(g) cash management obligations and Indebtedness incurred by the Company, any Borrower or any Subsidiary in respect of netting services, overdraft protections and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management and deposit accounts and not involving the borrowing of money;

(h) unsecured Indebtedness in respect of insurance premiums, performance bonds, bid bonds, appeal bonds, bankers acceptances, surety bonds or other similar obligations arising in the ordinary course of business, and any refinancings thereof, in each case to the extent not provided to secure repayment of other Indebtedness;

(i) unsecured Indebtedness representing deferred compensation to directors, officers, members of management or employees of the Loan Parties or the Subsidiaries incurred in the ordinary course of business in connection with any acquisitions permitted under the terms of Section 6.04, provided that, the amount of Indebtedness permitted by this clause (i) in the aggregate for the Company and its Subsidiaries shall not exceed $1,000,000 at any time outstanding;

(j) unsecured Indebtedness consisting of notes to future, present or former directors, officers, members of management or employees or consultants of the Loan Parties or the Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company, provided that, the amount of Indebtedness permitted by this clause (j) in the aggregate for the Company and its Subsidiaries shall not exceed $500,000 at any time outstanding;

(k) Indebtedness arising from judgments or decrees that do not constitute Events of Default;

(l) Indebtedness consisting of earnouts relating to the Strathmore Acquisition and acquisitions permitted by Section 6.04(l) or (m) in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(m) Indebtedness incurred in connection with the Headquarters Loan and any other obligations arising under or in connection with the Headquarters Loan Agreement or the Headquarters Loan Documents;

(n) unsecured Subordinated Indebtedness of the Borrowers not exceeding $50,000,000 in the aggregate at any time outstanding; and

(o) other unsecured Indebtedness of the Loan Parties not exceeding $10,000,000 in the aggregate at any time outstanding.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company, such Borrower or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary (so long as such property was acquired after the Effective Date); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

(f) Liens on (i) the Headquarters Real Property and (ii) the building, improvements and other assets located on or at the Headquarters Real Property securing obligations created under the Headquarters Loan Documents, but specifically excluding Liens on personal property that constitute Collateral under this Agreement, including, but not limited to, office equipment, counters, lifts, mechanical equipment or storage tanks, and a crane on craneways, so long as the holder of such Lien referred to in the foregoing (i) and (ii) is subject to a Collateral Access Agreement granting the Administrative Agent access to any Collateral on the Headquarters Real Property;

(g) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Loan Parties or the Subsidiaries in the ordinary course of business and in accordance with past practices; and

(h) Liens granted by a Subsidiary that is not a Loan Party in favor of a Loan Party or in respect of Indebtedness owed by such Subsidiary.

SECTION 6.03. Fundamental Changes. No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve except that, if at the time thereof and immediately after giving effect thereto no Default exists: (a) any Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (b) any Loan Party (other than a Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party, (c) any Borrower may merge into any other Borrower in a transaction in which the surviving entity is a Borrower, so long as such surviving entity assumes all obligations of such Borrower under the Loan Documents and all of the other Secured Obligations, (d) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is a Loan Party in which the surviving entity is a Subsidiary, (e) any Subsidiary may liquidate or dissolve if the CSW Borrower determines in good faith that such liquidation or dissolution is in the best interests of the CSW Borrower and is not materially disadvantageous to the Lenders and, if such Subsidiary is a Loan Party, its assets are transferred to a Loan Party, and (f) any Loan Party and any Subsidiary may merge or consolidate with any Person acquired pursuant to an acquisition permitted under Section 6.04(l) as long (i) as such Loan Party or such Subsidiary is the surviving entity or (ii) the Person so acquired becomes a Loan Party prior to or concurrently with such merger or consolidation and complies with provisions of this Agreement and the other Loan Documents, including, without limitation, Section 5.12 hereof; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Loan Parties and the Subsidiaries on the date of execution of this Agreement and businesses that are reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments;

(b) investments in existence on the date hereof and described in Schedule 6.04 and any modifications, replacements, renewals or extensions thereof, provided that the amount of the original investment permitted pursuant to this clause (b) is not increased from the amount of such investments on the Effective Date;

(c) investments by the Loan Parties and the Subsidiaries in Equity Interests

(i) in Subsidiaries that are not party to this Agreement and Loan Guarantors, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Documents (subject to the limitations applicable to Equity Interests in a Foreign Subsidiary referred to in Section 5.12) and (B) the aggregate amount of investments made by Loan Parties in, and loans and advances made by Loan Parties to, and Guarantees made by Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties (excluding all intercompany loans and investments listed on Schedule 6.01 and Schedule 6.04, respectively) shall not exceed $1,000,000 during any fiscal year of the Company (in each case determined without regard to any write-downs or write-offs), and

(ii) in the Borrowers and the Subsidiaries of the Borrowers that are Loan Parties;

(d) loans or advances made by any Loan Party to another Loan Party or any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary; provided that the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c)(i) of this Section 6.04;

(e) Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c)(i) of this Section 6.04;

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) extension of trade credit in the ordinary course of business;

(h) Swap Agreements permitted by Section 6.07;

(i) loans and advances made by a Loan Party or a Subsidiary to its officers, directors, and employees in the ordinary course of business for travel and entertainment expenses, relocation costs and similar purposes up to a maximum for all such loans and advances of $750,000 in the aggregate at any one time outstanding;

(j) Guarantees by a Loan Party or a Subsidiary of leases of any other Loan Party or Subsidiary (other than Capital Lease Obligations) entered into in the ordinary course of business; provided that the aggregate amount of Guarantees by Loan Parties of leases of Subsidiaries that are not Loan Parties is subject at all time to the limitations set forth in paragraph (c)(i) of this Section 6.04;

(k) endorsements of items for collection or deposit in the ordinary course of business;

(l) any Loan Party may purchase, hold or acquire (including pursuant to a merger) all the Equity Interests in a domestic Person and may purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other domestic Person or all or substantially all of the assets of a division or branch of such domestic Person, if, with respect to each such acquisition:

(i) Default. No Default exists or would result therefrom;

(ii) Total Leverage Ratio. The Total Leverage Ratio is 25 basis points less than the maximum Total Leverage Ratio permitted under Section 7.02 at the time of making such acquisition (after giving pro forma effect to such acquisition and the Borrowings being made in connection therewith, and calculating Funded Debt as of such date of acquisition);

(iii) Delivery and Notice Requirements. The Borrower Representative shall provide to Administrative Agent, prior to the consummation of the acquisition, the following: (A) notice of the acquisition, (B) the most recent financial statements of the target of the proposed acquisition (the “Target”) that the Borrower Representative has available, (C) copies of the applicable purchase agreement and copies of such other documentation and information relating to the Target and the acquisition as Administrative Agent may reasonably request, (D) (i) if the total consideration for such purchase, hold or acquisition is equal to or greater than $25,000,000, projected income and cash flow statements for the Company and its consolidated Subsidiaries for the period through the Revolving Credit Maturity Date, prepared on a basis reasonably acceptable to the Administrative Agent, giving pro forma effect to proposed acquisition and any Indebtedness incurred in connection therewith and (ii) if the total consideration for such purchase, hold or acquisition is less than $25,000,000, projected income and cash flow statements for the Target for a five year period, prepared on a basis reasonably acceptable to the Administrative Agent and (E) a certificate signed by a Financial Officer of the CSW Borrower certifying: (1) that the Company and its consolidated Subsidiaries shall be in Pro Forma Compliance, (2) that after giving effect to the acquisition in question, all representations and warranties contained in the Loan Documents will be true and correct in all material respects on and as of the date of the closing of the acquisition with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate specifically to an earlier date and provided that any such representations and warranties subject to a materiality qualifier must be true and correct in all respects on and as of the date of the closing of the acquisition, except to the extent that such representations and warranties relate specifically to an earlier date; (3) that no Default exists or will result from the acquisition; and (4) to the Company’s calculation of its compliance with clause (ii) of this clause (l);

(iv) Line of Business. The Target is involved in (A) a type of business that is conducted by the Loan Parties and the Subsidiaries or is reasonably related thereto, or (B) a business acceptable to the Administrative Agent in its reasonable discretion;

(v) No Contested Acquisitions. The proposed acquisition shall have been approved by the Board of Directors of the Target (or similar governing body if the Target is not a corporation) and no Person shall have announced that it will oppose the proposed acquisition;

(vi) Joinder of Subsidiary. The Loan Parties shall have complied with their obligations under Section 5.12 as of the date of the proposed acquisition; and

(vii) Structure. If the proposed acquisition is an acquisition of the stock or other Equity Interest issued by a Target, the acquisition will be structured so that the Target will become a wholly owned Domestic Subsidiary directly owned by a Loan Party or will be merged with or into any Loan Party. If the proposed acquisition is an acquisition of assets, the acquisition will be structured so that a Loan Party shall acquire the assets either directly or through a merger;

(m) any Loan Party may purchase, hold or acquire (including pursuant to a merger) all the Equity Interests in a foreign Person and may purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other foreign Person or all or substantially all of the assets of a division or branch of such foreign Person; provided, that (x) all such foreign acquisitions made by the Loan Parties during the term of this Agreement may not exceed $25,000,000 in the aggregate and (y) with respect to each such foreign acquisition:

(i) Default. No Default exists or would result therefrom;

(ii) Total Leverage Ratio. The Total Leverage Ratio is 25 basis points less than the maximum Total Leverage Ratio permitted under Section 7.02 at the time of making such acquisition (after giving pro forma effect to such acquisition and the Borrowings being made in connection therewith, and calculating Funded Debt as of such date of acquisition);

(iii) Delivery and Notice Requirements. The Borrower Representative shall provide to Administrative Agent, prior to the consummation of the acquisition, the following: (A) notice of the acquisition, (B) the most recent financial statements of the Target that the Borrower Representative has available, (C) copies of the applicable purchase agreement and copies of such other documentation and information relating to the Target and the acquisition as Administrative Agent may reasonably request, (D) projected income and cash flow statements for the Target for a five year period, prepared on a basis reasonably acceptable to the Administrative Agent and (E) a certificate signed by a Financial Officer of the CSW Borrower certifying: (1) that the Company shall be in Pro Forma Compliance, (2) that after giving effect to the acquisition in question, all representations and warranties contained in the Loan Documents will be true and correct in all material respects on and as of the date of the closing of the acquisition with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties relate specifically to an earlier date and provided that any such representations and warranties subject to a materiality qualifier must be true and correct in all respects on and as of the date of the closing of the acquisition, except to the extent that such representations and warranties relate specifically to an earlier date; (3) that no Default exists or will result from the acquisition; and (4) to the Company’s calculation of its compliance with clause (ii) of this clause (m);

(iv) Line of Business. The Target is involved in (A) a type of business that is conducted by the Loan Parties and the Subsidiaries or is reasonably related thereto, or (B) a business acceptable to the Administrative Agent in its reasonable discretion;

(v) No Contested Acquisitions. The proposed acquisition shall have been approved by the Board of Directors of the Target (or similar governing body if the Target is not a corporation) and no Person shall have announced that it will oppose the proposed acquisition; and

(vi) Joinder of Subsidiary. The Loan Parties shall have complied with their obligations under Section 5.12 (if any) as of the date of the proposed acquisition;

(n) promissory notes issued to the Loan Parties or any Subsidiaries by the purchasers of assets sold in accordance with Section 6.05, provided that (i) the aggregate face amount of all promissory notes issued in connection with assets sold pursuant to Section 6.05(m) shall not exceed $4,000,000 in the aggregate at any time outstanding and (ii) the aggregate face amount of all promissory notes issued in connection with all other assets sold in accordance with Section 6.05 shall not exceed $250,000 in the aggregate at any time outstanding;

(o) the Loan Parties and any Subsidiaries may (i) acquire and hold obligations of future, present or former directors, officers, members of management, employees or consultants of the Loan Parties or any Subsidiaries or their respective estates, heirs, family members, spouses or former spouses in connection with such Person’s acquisition of Equity Interests of the Company, provided that, the amount of such investments permitted by this clause (o) in the aggregate for the Loan Parties and any Subsidiaries shall not exceed $500,000 at any time and (ii) redeem or repurchase Equity Interests of the Company to the extent permitted by Section 6.08(l);

(p) investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with the Company or any of its Subsidiaries (including in connection with an acquisition permitted under clauses (l) or (m) hereof) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger; and

(q) the capitalization or forgiveness of any Indebtedness owed to a Loan Party or any of its Subsidiaries by any Loan Party.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company and the Borrowers permit any Subsidiary to issue any additional Equity Interest in such Subsidiary, except:

(a) sales of inventory in the ordinary course of business;

(b) sales, transfers and dispositions of used or surplus equipment (including owned or leased vehicles) in the ordinary course of business;

(c) sales, transfers and dispositions of Permitted Investments in the ordinary course of business and the use of cash in a manner not prohibited under this Agreement;

(d) the licensing or sublicensing of intellectual property in the ordinary course of business;

(e) the lapse, abandonment or other disposition of intellectual property that is, in the reasonable and good faith judgment of a Loan Party, no longer economically practicable or commercially desirable to maintain, or useful in the conduct of business of the Loan Parties or any of the Subsidiaries;

(f) the leasing or subleasing of property to third parties in the ordinary course of business;

(g) sales, forgiveness or discounting on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof, or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers of customers;

(h) dispositions resulting from casualty events, provided that the Net Proceeds thereof are applied in accordance with the provisions of Section 2.10;

(i) cancellations of any intercompany Indebtedness owing by any Loan Party to any other Loan Party or any of their Subsidiaries;

(j) any surrender or waiver of contractual rights or claims in the ordinary course of business or as deemed reasonably necessary by a Loan Party or a Subsidiary in connection with the settlement of litigation with a non-Affiliate;

(k) issuances of directors’ qualifying shares in respect of any Foreign Subsidiary to the extent required by applicable law;

(l) sales, transfers and dispositions of assets specifically provided for in Sections 6.04, 6.06 and 6.08 (other than Section 6.08(k));

(m) the sales of the Real Property identified on Schedule 6.05(m);

(n) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section 6.05; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (n) shall not exceed $1,000,000 during any fiscal year of the Company; provided further that all sales, transfers, leases and other dispositions permitted by this clause (n) (other than those solely among the Loan Parties) shall be made for fair value and at least 80% cash consideration;

(o) sales, transfers and other dispositions of all, but not less than all, of the Equity Interests in Balco, Inc., Smoke Guard, Inc., and their wholly owned Subsidiaries; provided that all sales, transfers, leases and other dispositions permitted by this clause (o) (other than those solely among the Loan Parties) shall be made for fair value and at least 80% cash consideration;

(p) the sale, transfer, lease or other disposition of the Headquarters Real Property in accordance with the terms of the Headquarters Loan Agreement; and

(q) the transfer or other disposition of Equity Interests in a Loan Party (other than the Company) to another Loan Party in connection with the Permitted Reorganization.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except that the Loan Parties may enter into (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest–bearing liability or investment of the Company or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness; Cash Payments Made in Respect of Plans. No Loan Party will, nor will it permit any Subsidiary to, (1) declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so or (2) make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(a) the Company may declare and pay dividends with respect to the Equity Interests it has issued payable solely in additional Equity Interests;

(b) Subsidiaries of the Company may declare and pay dividends ratably with respect to their Equity Interests;

(c) the Company may declare and pay cash dividends if (i) no Default then exists or would result therefrom, (ii) the Total Leverage Ratio is less than 3.00 to 1.00, and (iii) the Borrower Representative provides the Administrative Agent evidence that after giving effect to such dividends, the Company shall be in compliance with clause (ii) of this subsection and in Pro Forma Compliance;

(d) payments in respect of or relating to earnouts (other than the earn-out in connection with the Strathmore Acquisition) and seller financing, if (i) no Default then exists or would result therefrom, (ii) the Total Leverage Ratio is less than 3.00 to 1.00 both before and after giving effect to such payment, and (iii) the Borrower Representative provides the Administrative Agent evidence that after giving effect thereto, the Company shall be in compliance with clause (ii) of this subsection and in Pro Forma Compliance;

(e) payments in respect of the earnout permitted hereunder in connection with the Strathmore Acquisition; provided, that the aggregate payment of earnouts permitted in connection with the Strathmore Acquisition shall not exceed $16,500,000;

(f) payments in respect of Indebtedness created under the Loan Documents and payments with respect to other Secured Obligations;

(g) payments in respect of the Headquarters Loan and other obligations arising under or in connection with the Headquarters Loan Agreement and the Headquarters Loan Documents;

(h) payment of regularly scheduled interest and principal payments as and when due in respect of (A) any Indebtedness permitted under Section 6.01 except Subordinated Indebtedness, and (B) so long as no Default then exists or would result therefrom, payments in respect of the Subordinated Indebtedness that are not prohibited by the subordination provisions of such Subordinated Indebtedness;

(i) refinancing of Indebtedness to the extent permitted by Section 6.01;

(j) payment of secured Indebtedness that becomes due as a result of a sale, transfer or other disposition (including casualty events) of the property or assets securing such Indebtedness to the extent such sale, transfer or other disposition is permitted by the terms of Section 6.05;

(k) to the extent the same would constitute payments restricted pursuant to this Section 6.08, the Loan Parties may enter into and consummate the transactions expressly permitted pursuant to (i) any provision of Section 6.04, Section 6.05 or Section 6.09 (except any payment in respect of Plans) hereof (including the payment of fees and expenses arising in connection therewith or related thereto) and (ii) the Permitted Reorganization;

(l) the Company may pay (and the Subsidiaries may make Restricted Payments to allow the Company to pay) for the redemption or repurchase of Equity Interests of the Company held by any future, present or former directors, officers, members of management, employees or consultants of the Loan Parties or any Subsidiaries or their respective estates, heirs, family members, spouses or former spouses, provided that such payments under this Section 6.08(l) (excluding non-cash repurchases of Equity Interests deemed to occur upon exercise of any options, warrants, or rights, if such repurchased Equity Interests represent a portion of the exercise price of the Equity Interests in respect of such options, warrants and rights are exercised) do not exceed $500,000 in the aggregate in any fiscal year; and

(m) the Company may pay (and the Subsidiaries may make Restricted Payments to allow the Company to pay) for the redemption or repurchase of Equity Interests of the Company held in the open market by Persons other than present or former directors, officers, members of management, employees or consultants of the Loan Parties or any Subsidiaries or their respective estates, heirs, family members, spouses or former spouses, if (i) no Default then exists or would result therefrom, (ii) the Total Leverage Ratio is less than 3.00 to 1.00 both before and after giving effect to such payment, and (iii) the Borrower Representative provides the Administrative Agent evidence that after giving effect thereto, the Company shall be in compliance with clause (ii) of this subsection and in Pro Forma Compliance.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Subsidiary or Affiliate, (c) any Restricted Payment permitted by Section 6.08, (d) transactions expressly permitted by Sections 6.01(i) or (j); 6.03(a), (d) or (e); 6.04(b), (c), (d), (e), (i), (j) or (o); and 6.05(i) and (e) transactions between or among the Loan Parties and any other Subsidiary necessary to consummate the Permitted Reorganization. For the avoidance of doubt, any cash payments made by any Loan Party to any other Loan Party, any Subsidiary or Affiliate with respect to any Plan, Multiemployer Plan, ESOP or any other employee benefit plan in which the employees of a Loan Party participate or with respect to which a Loan Party may otherwise have any liability, shall be prohibited by this Section 6.09 unless specifically permitted pursuant to clauses (a) through (d) above.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien for the benefit of the Administrative Agent and/or any one or more of the Secured Parties, upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests it has issued or to make or repay loans or advances to the Company, any Borrower or any other Subsidiary or to Guarantee Indebtedness of the Company, any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions imposed under the Headquarters Loan Agreement or the Headquarters Loan Documents,

(C) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Loan Party or Subsidiary pending such sale, provided (1) such restrictions and conditions apply only to the applicable Loan Parties, Subsidiaries or assets to be sold and (2) such sale is permitted under this Agreement, and (D) restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness, and (B) customary provisions in leases, licenses and contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents; Subordinated Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its material rights under its certificate of formation, by-laws, operating or partnership agreement, or other organizational documents, except for amendments necessary to consummate the Permitted Reorganization that are not adverse to the interests of any of the Administrative Agent, the Issuing Banks, the Swingline Lender and/or any one or more of the Lenders. No Loan Party will, nor will it permit any Subsidiary to, amend or modify any agreement in respect of Subordinated Indebtedness, except immaterial amendments (a) not affecting any of the provisions required pursuant to the definition of Subordinated Indebtedness, (b) not materially adverse to the interests of any of the Administrative Agent, the Issuing Bank, the Swingline Lender and/or any one or more of the Lenders, or (c) otherwise permitted pursuant to the terms of the subordination provisions of, or applicable to, such Subordinated Indebtedness.

SECTION 6.12. Change in Fiscal Year. No Loan Party will, nor will it permit any Subsidiary to, change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal year is calculated.

SECTION 6.13. Governmental Regulations. No Loan Party will, nor will it permit any Subsidiary to: (a) be or become subject at any time to any law, rule or regulation, or list of any Governmental Authority (including the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Borrowers, or (b) fail to provide documentary and other evidence of any Borrower’s identity as may be requested by any Lender at any time to enable each Lender to verify its identity or to comply with any applicable laws, rules and regulations, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

SECTION 6.14. Use of Proceeds. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and the Company and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII

Financial Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated (in each case without any pending draw) or been Cash Collateralized, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 7.01. Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00 as of the last day of any fiscal quarter of the Company for the four-fiscal quarter period then ended.

SECTION 7.02. Total Leverage Ratio. The Company will not permit the Total Leverage Ratio, as of the last day of any fiscal quarter of the Company, to be greater than 3.00 to 1.00; provided, that for any period of six consecutive fiscal quarters commencing on the first day of the fiscal quarter during which the Company or any of its Subsidiaries consummates any acquisition permitted pursuant to the terms of Sections 6.04(l) and (m) in excess of (a) $25,000,000 amount of consideration for such acquisition or (b) acquisitions aggregating $50,000,000 of consideration in any two fiscal quarters, and in each case ending on the last day of the sixth fiscal quarter following such date, the maximum permitted Total Leverage Ratio shall be increased to 3.75 to 1.00.

ARTICLE VIII

Events of Default

SECTION 8.01. Events of Default; Remedies. If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (except for any representation or warranty that is qualified by materiality, Material Adverse Effect or similar phrase which shall prove to be incorrect in any respect) when made or deemed made;

(d) any Loan Party or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 (other than clause (d), (e), (f) or (g) of Section 5.01), Section 5.02, Section 5.03 (with respect to the existence of the Loan Parties or Subsidiaries), Section 5.10, Section 5.11, Section 5.12 or Section 5.17 or Article VI or Article VII of this Agreement, or in Article IV of the Security Agreement;

(e) any Loan Party or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than a breach which constitutes an Event of Default under another Section of this Section 8.01), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) any Loan Party or any Subsidiary having knowledge of such failure and (ii) notice thereof from the Administrative Agent to the Borrower Representative (which notice will be given at the request of any Lender);

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable cure or grace period);

(g) any event or condition occurs that results in any Material Indebtedness or the Headquarters Loan becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness, or any trustee or agent on behalf of any such holder of Indebtedness to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness to the extent such sale, transfer or other disposition is permitted by the terms of Section 6.05;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary, or its debts, or of a substantial part of its assets, under any Debtor Relief Law or federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law or federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official of such Loan Party or Subsidiary, or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $1,500,000 shall be rendered against any Loan Party or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(m) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party, any Subsidiary, or any of their Affiliates not to be, a valid and perfected Lien on any material Collateral, with the priority required hereby, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents;

(n) any material provision of any Loan Document shall cease for any reason to be in full force and effect, or any Collateral Document shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens purported to be created thereby (other than with respect to an immaterial portion of the Collateral and except to the extent resulting from the failure of the Administrative Agent to maintain possession of Collateral as to which the Liens thereon are perfected solely by possession or from a sale, transfer or other disposition of such Collateral permitted hereby or by any Collateral Document), or any Loan Party or any Subsidiary shall so state in writing;

(o) any Loan Party or any Subsidiary shall suffer any uninsured, un-indemnified or under insured loss of Collateral in excess of $1,500,000;

(p) a Change in Control shall occur;

(q) any “Event of Default” (as defined in the Headquarters Loan Agreement); or

(r) the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 11.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;

then, and in every such event (other than an event with respect to the Borrowers, another Loan Party or any Subsidiary described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers, another Loan Party or any Subsidiary described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrowers. In addition, if any Event of Default exists, the Administrative Agent may (and if directed by the Required Lenders, shall) foreclose or otherwise enforce any Lien granted to the Administrative Agent, for the benefit of the Secured Parties, to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents and exercise any and all rights and remedies afforded by the laws of the State of New York or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.

SECTION 8.02. Performance by the Administrative Agent. If any Loan Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Administrative Agent may, and shall at the direction of the Required Lenders, after notice to the Borrower Representative, perform or attempt to perform such covenant or agreement on behalf of the applicable Loan Party. In such event, the Loan Parties shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the interest rate provided for in Section 2.12(c) from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under any Loan Document.

ARTICLE IX

The Administrative Agent

SECTION 9.01. Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, National Association as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.02. Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 9.03. Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.04. Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05. Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 9.06. Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.16(d) and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) of this Section 9.06.

SECTION 9.07. Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan

Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 9.08. Other Agency Titles. No Joint Lead Arranger, Joint Bookrunner, Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Joint Lead Arranger, Joint Bookrunner, Syndication Agent or Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

SECTION 9.09. Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to any Loan Party, to it in care of the Borrower Representative at:

CSW Industrials Holdings, Inc.

5400 LBJ Freeway

Suite 1300

Dallas, TX 75240

Attention: Kelly Tacke

Telephone: (214) 884-3775

Fax: (972) 233-7362

(ii) if to the Administrative Agent, the Swingline Lender, or the Issuing Bank, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, National Association

2200 Ross Avenue, 8th Floor

Dallas, Texas 75201

Attention: Scott Maggard

Telephone: (214) 965-4068

Fax: (214) 965-2946

Loan and Agency Services Group

10 South Dearborn, Floor L2

Chicago, IL 60603-2300

Attention: Yuvette Owens

Fax: (888) 303-9732

(iii) if to any other Lender, to it at its address or fax number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) of this Section 10.01, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 10.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment (except that only the consent of the Required Lenders shall be required to eliminate, change, reduce the amount of, or extend the payment date for, any prepayment required by Section 2.10(c)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.17(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (F) change Section 2.19, without the consent of each Lender (other than any Defaulting Lender), (G) release any Guarantor from its obligation under its Loan Guaranty or Obligation Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (H) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender) or (I) except as permitted pursuant to a merger, consolidation, liquidation or dissolution permitted by Section 6.03, permit any Borrower or any other Loan Party to assign or otherwise transfer any of their rights or obligations hereunder without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be (it being understood that any amendment to Section 2.18 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 10.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding the foregoing, (i) the Administrative Agent and the Borrowers, any Loan Party or Subsidiary, as applicable, may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any Lender or any other party to such Loan Document, (ii) the Administrative Agent, the Issuing Bank, the Swingline Lender and the Borrowers, and each Lender increasing its Revolving Commitment or joining the loan facility as a new Revolving Lender in connection with an increase in the aggregate Revolving Commitments in accordance with the terms of Sections 2.08(e), (f) and (g), may amend this Agreement and the other Loan Documents, as applicable, without the consent of any other Lender or Person, in each case only to effectuate the intent and purpose of Sections 2.08(e), (f) and (g) and (iii) the Borrowers and the Administrative Agent may enter into Extension Amendments in accordance with the terms of Section 2.21 without the consent of any Person except as required by Section 2.21.

(c) The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all known Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or Obligation Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VIII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank and is not an Affiliate of the Borrowers shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 10.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties, jointly and severally, shall pay all (i) reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and invoiced out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) invoiced out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the invoiced fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such invoiced out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, invoiced costs and expenses incurred in connection with:

(A) appraisals and insurance reviews;

(B) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(C) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(D) Taxes, fees and other charges for (i) lien searches and (ii) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(E) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(F) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.17(c).

(b) The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such

Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental Taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.16, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE BORROWERS AND THE BORROWERS AGREE THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrowers’ failure to pay any such amount shall not relieve the Borrowers of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) (other than damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative, provided that such consent will not be unreasonably withheld and the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower

Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the other Loan Parties, the Subsidiaries and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 10.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; or (d) Loan Party or any Affiliate of any Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(f) and (g) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.16(g) will be delivered to the Borrower Representative and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 10.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts),

each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 10.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York state court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, other Loan Party and/or Subsidiary, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, (h) to holders of Equity Interests in the Company, (i) to any Person providing a Guarantee of all or any portion of the Secured Obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers, the other Loan Parties or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 10.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.15. Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 10.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 10.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that they may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.19. Marketing Consent. The Borrowers hereby authorize Chase and its affiliates (including without limitation JPMorgan Securities LLC) (collectively, the “Chase Parties”), at their respective sole expense, but without any prior approval by the Borrowers, to publish such customary tombstones and give such other customary publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies Chase in writing that such authorization is revoked.

SECTION 10.20. Joint and Several Obligations. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, each Borrower acknowledges that it and the Guarantors are jointly and severally responsible (not merely as a surety but also as a co-debtor) for all agreements, covenants, representations, warranties and obligations contained and set forth in this Agreement or in any other Loan Document to which the applicable Party is a party.

ARTICLE XI

Loan Guaranty

SECTION 11.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Obligation Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable and invoiced costs and expenses, including, without limitation, all court costs and reasonable and invoiced attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 11.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower or any Loan Guarantor, or any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 11.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets, or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 11.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 11.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 11.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 11.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 11.08. Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 11.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (r) of Section 8.01 hereof as a result of any such notice of termination.

SECTION 11.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 11.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 11.11. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 11.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 11.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 11.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 11.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 11.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party and/or Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XII

The Borrower Representative.

SECTION 12.01. Appointment; Nature of Relationship. The CSW Borrower is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XII. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.

SECTION 12.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 12.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 12.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder, refer to this Agreement, describe such Default or Event of Default, and state that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 12.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 12.06. Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 12.07. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of any certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Compliance Certificate required pursuant to the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

CSW INDUSTRIALS HOLDINGS, INC.

By:	/s/ Joseph B. Armes
Name:	Joseph B. Armes
Title:	Chief Executive Officer

CSW INDUSTRIALS, INC.

By:	/s/ Joseph B. Armes
Name:	Joseph B. Armes
Title:	Chief Executive Officer

549 ROCKWALL, LLC

By:	/s/ Ray D. Schwertner
Name:	Ray D. Schwertner
Title:	President

CAPSTAR HOLDINGS CORPORATION

By:	/s/ Ray D. Schwertner
Name:	Ray D. Schwertner
Title:	President

THE WHITMORE MANUFACTURING COMPANY

By:	/s/ Jeff Kilpatrick
Name:	Jeff Kilpatrick
Title:	President and Chief Executive Officer

WHITMORE’S FIELD SERVICES, LLC

By:	/s/ Jeff Kilpatrick
Name:	Jeff Kilpatrick
Title:	President

Signature Page to Credit Agreement

JET-LUBE EXPORTS, INC.

By:	/s/ Greg L. Havelka
Name:	Greg L. Havelka
Title:	President

JET-LUBE, INC.

By:	/s/ Greg L. Havelka
Name:	Greg L. Havelka
Title:	President

SIERRA LUBRICANTS

By:	/s/ Greg L. Havelka
Name:	Greg L. Havelka
Title:	President

SMOKE GUARD CALIFORNIA, INC.

By:	/s/ Bernard W. Kangieser
Name:	Bernard W. Kangieser
Title:	President

SMOKE GUARD, INC.
STRATHMORE ACWORTH PROPERTY, LLC
STRATHMORE CUTTEN ROAD PROPERTY, LLC STRATHMORE EMPLOYEE HOLDINGS, LLC STRATHMORE HOLDINGS, LLC STRATHMORE LONGVIEW PROPERTY, LLC STRATHMORE PROPERTIES HOLDINGS, LLC

By:	/s/ Christopher J. Mudd
Name:	Christopher J. Mudd
Title:	President

BALCO, LLC

By:	/s/ Ronnie L. Leonard
Name:	Ronnie L. Leonard
Title:	President and Chief Executive Officer

Signature Page to Credit Agreement

THE RECTORSEAL CORPORATION

By:	/s/ David M. Smith
Name:	David M. Smith
Title:	President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Scott R. Maggard
Name:	Scott R. Maggard
Title:	Senior Underwriter

Signature Page to Credit Agreement

SUNTRUST BANK

By:	/s/ Justin Lien
Name:	Justin Lien
Title:	Director

Signature Page to Credit Agreement

COMERICA BANK

By:	/s/ Jeff Darnell
Name:	Jeff Darnell
Title:	Senior Vice President

Signature Page to Credit Agreement

AMEGY BANK

By:	/s/ Kathy V. Magee
Name:	Kathy V. Magee
Title:	Senior Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jason Ford
Name:	Jason Ford
Title:	Senior Vice President

Signature Page to Credit Agreement

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Allen K. King
Name:	Allen K. King
Title:	Senior Vice President

Signature Page to Credit Agreement

FROST BANK

By:	/s/ Paul R. Haney
Name:	Paul R. Haney
Title:	Vice President

Signature Page to Credit Agreement

COMMITMENT SCHEDULE

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$50,000,000.00
SunTrust Bank	$50,000,000.00
Comerica Bank	$36,500,000.00
Amegy Bank, N.A.	$36,500,000.00
Wells Fargo Bank, National Association	$36,500,000.00
Branch Banking and Trust Company	$22,000,000.00
Frost Bank	$18,500,000.00

Total	$250,000,000.00

Commitment Schedule

SCHEDULE 3.05

Properties etc.

Owned Real Property

THE WHITMORE MANUFACTURING COMPANY

Address and Legal Description

930 Whitmore Drive/1250 Justin Road, ROCKWALL, TX 75087 containing 27.770 acres more particularly described as follows:

All of Lots 2, 3, and 4, Block A, Whitmore Manufacturing Addition, an addition to the City of Rockwall, Texas, according to the plat thereof recorded at Slide F, Pages 291-292, of the Map Records of Rockwall County, Texas; and

All of Lot 7, Block A of the Replat Municipal Industrial Park, an addition to the City of Rockwall, Texas, according to the plat thereof recorded at Slide G, Pages 113-11 of the Map Records of Rockwall County, Texas; and

All of Lot 4, Block A of the Municipal Industrial Park, an addition to the City of Rockwall, Texas, according to the plat thereof recorded at Slide B, Page 30 of the Map Records of Rockwall County, Texas

STRATHMORE LONGVIEW PROPERTY, LLC

Address and Legal Description

10 Robert Wilson Road, Longview, Texas

All that certain 25.441 acre tract of land in the James Hill Survey, A-300, in Harrison County, Texas, being all of the called 25.44 acre tract conveyed from GEQ International Corporation to Rescar, lnc. by Special Warranty Deed dated December 19,1989, and recorded in Volume 1233, Page 291, of the Deed Records of Harrison County, Texas, said 25.441 acre tract being more particularly described as follows:

Bearings are based upon the Texas State Plane Coordinate System, North Central Zone, 1927 North American Datum, Grid Bearings.

BEGINNING at a 5/8” iron rod set at a cross-tie fence corner post in the south right-of-way line of Robert Wilson Road for the northwest corner of the called 0.32 acre tract conveyed to Joe H. Redmon and wife by Warranty Deed recorded in Volume 633, Page 523, of the Deed Records of Harrison County, Texas, and for the most northerly northeast corner of this tract;

Schedule 3.05

THENCE: S 03°33’28” E 186.01 feet along a fence and with the west line of said called 0.32 acre tract and the west line of the tract conveyed to Joe H. Redmon by Warranty Deed recorded in Volume 879, Page 228, of said Deed Records, to a 5/8” iron rod set at a cross-tie fence corner post for the southwest corner of said Redmon tract and the most westerly corner of the called 2.078 acre tract conveyed to Jim M. Grimes and Jean C. Grimes by Warranty Deed recorded in Volume 1374, Page 450, of said Deed Records;

THENCE: S 46°59’19” E 401.52 feet, Y^ith the southwest line of said called 2.078 acre tract to a 3/8” iron rod found for the southeast corner of same, and the southwest corner of the called 0.893 acre tract conveyed to John T. Thompson and wife by Warranty Deed recorded in Volume 1504, Page 264, of the Official Public Records of Harrison County, Texas, from which a found 1/2” iron rod bears S 66°22’41” W 4.70 feet, a fence angle post bears S 64°50(10” W 5.15 feet, and a chain link fence corner post bears S 15°13’53” W 2.61 feet;

THENCE: S 89°22’15” E 190.05 feet along a fence and with the south line of said called 0.893 acre tract to a 3/8” iron rod found in the west line of the called one acre tract conveyed to Leonard Stanley Morgan and wife by Warranty Deed recorded in Volume 557, Page 355, of said Deed Records, for the southeast corner of said called 0.893 acre tract, and the middle northeast corner of this tract, from which a fence corner post bears N 69°10’ E 2.69 feet;

THENCE: S 00°20’28” W, generally along a fence and with the west line of said called one acre tract passing a 5/8” iron rod found 0.19 foot left at 199.41 feet, continuing with the west line of the called 1.38 acre tract conveyed to Pasty Jo Brack Morgan by Warranty Deed recorded in Volume 1345, Page 289, of said Deed Records, passing a 3/8” iron rod found 0.28 foot left at 398.12 feet, and continuing with the west line of the called 2.66 acre tract conveyed to Big M Construction Company by Warranty Deed recorded in Volume 701 , Page 151, of said Deed Records, and the west line of the called 2.397 acre tract conveyed to Big M Construction Company by Warranty Deed recorded in Volume 1366, Page 453, of said Deed Records, a total distance of 805.60 feet to a 3/8” iron rod found at a fence corner for the southwest corner of said called 2.397 acre tract;

THENCE: N 88°35f32” E 385.34 feet along a fence and with the south line of said called 2.397 acre tract to a 3/8” iron rod found for the northwest corner of the called 38.26 acre tract conveyed to Earl E. Nolan, Jr. by Warranty Deed recorded in Volume 457, Page 28, of said Deed Records, and the most easterly northeast corner of this tract;

THENCE: S 00°18’38’ E 349.23 feet along a fence and with the west line of said called 38.26 acre tract to a 5/8” iron rod set in the north right-of-way line of lnterstate Highway No. 20 for the southeast corner of this tract, from which a 3/8” iron rod found for reference bears S 00°18’38” E 0.48 feet, and a fence corner post bears S 00°56’54” W 0.68 feet;

THENCE: S 78°42’47” W 446.22 feet, along a fence and with said right-of-way line to a concrete right-of-way monument found for an angle point in said right-of-way line;

THENCE: N 80°38’14” W 113.13 feet along a fence and with said right-of-way line to another concrete monument found in the east right-of-way line of the Burlington Northern Santa Fe Railroad as shown on the right of-way Map for lnterstate Highway No. 20;

Schedule 3.05

THENCE: ln a northwesterly direction with the east right-of-way line of the Burlington Northern Santa Fe Railroad, as described in the said Warranty Deed to Rescar, lnc., as follows:

N 78°47’05” W, 83.65 feet to a found 1/2” iron rod;

N 20°00’18’ W, 21.95 feet to a point;

N 16°13’39” W 41 .92 feet to a found 1/2” iron rod;

N 16°36’54” W 100.75 feet to a set 5/8” iron rod;

N 17°34’34” W 52.36 feet to a set 5/8” iron rod;

N 25“49’34” W 48.03 feet to a set 5/8” iron rod;

N 23°31’34” W 117.03 feet to a set 5/8” iron rod;

N 30°19’34’W 86.39 feet to a set 5/8” iron rod;

N 32°00’34’W 229.83 feet to a set 5/8” iron rod;

N 33°33’34’W 137.37 feet to a set 5/8” iron rod;

N 33°40’34” W 200.03 feet to a set 5/8” iron rod;

N 33°24’54” W 400.12 feet to a found railroad spike;

N 33°30’54” W 200.12 feet to a found 1/2” iron rod;

N 33°42’29” W 100.57 feet to a set 5/8” iron rod;

N 33°40’07” W 1 01 .00 feet to a found 1/2” iron rod, and

N 34°38’50” W 69.24 feet to a found 1/2” iron rod in the south right-of-way line of Robert Wilson Road for the northwest corner of this tract;

THENCE: N 87°56’32” E 720.03 feet with the south right-of-way line of Robert Wilson Road to the POINT OF BEGINNING, containing 25.441 acres of land, more or less.

Schedule 3.05

STRATHMORE PROPERTIES HOLDINGS, LLC

Address and Legal Description

4724 Burr Drive, Clay, New York

Parcel 1:

ALL THAT TRACT OR PARCEL OF LAND situate in the Town of Clay, County of Onondaga and State of New York, being part of Farm Lot 88 of said Town of Clay, and being more particularly bounded and described as follows:

BEGINNING at a point in the south line of said Lot 88 where the same is intersected by the easterly line of the lands now or formerly owned by Penn-Central Railroad, said point also being the southwest corner of the premises conveyed to Harold S. Burr by deed dated March 30, 1962 and recorded in the Onondaga County Clerk’s Office in Book 2085 of Deeds at page 245; running thence N 02° 49’ 00” E along the easterly line of the aforesaid Railroad Parcel and the westerly line of the aforesaid Burr property a distance of 1,219.61 feet to the southwest corner of the premises conveyed to Maximus Properties Co., Inc., by deed recorded in the Onondaga County Clerk’s Office in Book 2496 of Deeds at page 702; thence running along the southerly line of the said Maximus parcel on a curve to the right having a radius of 444.28 feet, a length of arc of 538.84 feet to a point; thence N 02° 33’ 13” W a distance of 0.92 feet to a point in the north line of the premises conveyed to Harold S. Burr by deed dated May 1, 1962 and recorded in the Onondaga County Clerk’s Office in Book 2089 of Deeds at page 115; running thence N. 87° 26’ 47” E. along the north line of the aforesaid Burr premises and the north line of the premises conveyed to Harold S. Burr by deed dated July 7, 1964 and recorded in the Onondaga County Clerk’s Office in Book 2205 of Deeds at page 585 a distance of 875.89 feet to the northeast corner of the last above mentioned Burr parcel; running thence S. 01° 27’ 55” E. along the easterly line of the last mentioned Burr parcel a distance of 1,383.04 feet to a point in the center line of Vine Street; running thence southerly along the center line of Vine Street a distance of 203.6 feet more or less to the point of intersection of said center line with the southerly line of Burr Drive; running thence in a northwesterly direction along the southerly line of said Burr Drive a distance of 146.60 feet to a point of curve; thence continuing along said southerly line of distance of 73.91 feet to a point of curve; thence continuing again along said southerly street line a distance of 88.21 feet to the northeast corner of the premises conveyed to Ruth M. Burr by deed dated February 8, 1978 and recorded in the Onondaga County Clerk’s Office on February 9, 1978; running thence S. 42° 50’ 58” W. along the northwesterly line of the said Ruth S. Burr parcel a distance of 375.06 feet to the south line of Farm Lot 88 of the Town of Clay; running thence S. 87° 26’ 53” W. along the said southerly Farm Lot line a distance of 771.29 feet to the point and place of beginning.

EXCEPTING THEREFROM that parcel conveyed to Fay’s Drug Company, Inc. by deed dated February 14, 1986 and recorded February 28, 1986 in Liber 3239 Page 304, described as follows:

ALL THAT TRACT OR PARCEL OF LAND situate in the Town of Clay, County of Onondaga and State of New York, being part of Farm Lot 88 of said Town of Clay, and being more particularly bounded and described as follows:

BEGINNING at a point in the south line of said Lot 88 where the same is intersected by the easterly line of the lands now or formerly owned by Penn-Central

Schedule 3.05

Railroad, said point also being the southwest corner of the premises conveyed to Harold S. Burr by deed dated March 30, 1962 and recorded in the Onondaga County Clerk’s Office in Book 2085 of Deeds at page 245; running thence N 02° 49’ 00” E along the easterly line of the aforesaid Railroad parcel and the westerly line of the aforesaid Burr property a distance of 72l.97 feet to a point; thence N 87° 26’ 47” E a distance of 562.69 feet to a point; thence N 02° 33’ 13” W a distance of 785.00 feet to a point in the north line of the premises conveyed to Harold S. Burr by deed dated May 1, 1962 and recorded in the Onondaga County Clerk’s Office in Book 2089 of Deeds at page 115; running thence N 87° 26’ 47” E a distance of 775.89 feet to the northeast corner of the last above-mentioned Burr parcel; running thence S 03° 42’ 10” E along the easterly line of the last mentioned Burr parcel, a distance of 1,383.04 feet to a point in the centerline of Vine Street; running thence southerly along the centerline of Vine Street a distance of 203.6 feet more or less to the point of intersection of said center line with the southerly line of Burr Drive; running thence in a northwesterly direction along the southerly line of Burr Drive a distance of 146.60 feet to a point of curve; thence continuing along said southerly line a distance of 73.9l feet to a point of curve; thence continuing again along said southerly line of a distance of 88.21 feet to the northeast corner of the premises conveyed to Ruth M. Burr by deed dated February 8, 1978 and recorded in the Onondaga County Clerk’s Office on February 9, 1978; running thence S 42° 50’ 58” W along the northwesterly line of the said Ruth M. Burr parcel a distance of 375.06 feet to a point in the south line of Farm Lot 88 of the Town of Clay; running thence S 87° 26’ 53” W along the said southerly Farm Lot line a distance of 775.29 feet to the point and place of beginning.

Parcel 2:

ALL THAT TRACT OR PARCEL OF LAND situate in the Town of Clay, County of Onondaga and State of New York, being part of Farm Lot 88 in said Town, being more particularly described as follows:

Beginning at a point in the easterly Right-of-Way boundary of the Penn-Central Railroad Company, said point being the northwesterly corner of said lands conveyed by Younglove to Burr; running thence N 87° 26’ 47” E along the northerly boundary of said lands conveyed to Burr, a distance of 388.90 feet to a point; thence S 2° 33’ 13” E, a distance of 0.92 feet to a point; thence westerly and southwesterly following a curve to the left having a radius of 444.28 feet, an arc distance of 538.84 feet to a point in said easterly Right-of-Way boundary of the Penn-Central Railroad Company; thence N 2° 49’ 00” E along said easterly Right-of-Way boundary, a distance of 290.81 feet to the point of beginning, being 0.671 acre of land, more or less.

Schedule 3.05

STRATHMORE ACWORTH PROPERTY, LCC

Address and Legal Description

19 North Drive, Acworth, GA 30102

All that lot, tract or parcel of land situate, lying and being in Land Lot 1280, of the 21st District, 2nd Section, Bartow County, Georgia, and being more particularly described as follows:

TO FIND THE TRUE POINT OF BEGINNING, commence at a point formed by the intersection of the southwest right-of-way line of Northpoint Parkway and the mitered southern right-of-way line of North Drive (formerly incorrectly called Northpoint Drive); running thence in a western and southwestern direction, along the southern and southeastern right-of-way line of North Drive (80 foot right-of-way), the following courses and distances: North 84 degrees 08 minutes 38 seconds West, a distance of 2939 feet to a point; South 53 degrees 09 minutes 06 seconds West, a distance of 29.39 feet to a point; South 53 degrees 09 minutes 06 seconds West, a distance of 21.02 feet to a point; along the arc of a curve to the right a distance of 70.59 feet to a  1⁄2” rebar found (said arc having a radius of 756.20 feet and being subtended by a chord bearing South 55 degrees 49 minutes 34 seconds West and having a length of 70.56 feet); along the arc of a curve to the right, a distance of 438.84 feet to a point (said arc having a radius of 756.20 feet and being subtended by a chord bearing South 75 degrees 07 minutes 31 seconds West and having a length of 432.71 feet); and North 88 degrees 14 minutes 59 seconds West, a distance of 97.54 feet to a  1⁄2” rebar set, which marks the TRUE POINT OF BEGINNING; FROM THE TRUE POINT OF BEGINNING, AS THUS ESTABLISHED, leaving the southern right-of-way line of North Drive and running along the boundary line of real property now or formerly owned by Orton (DB 1391, PG 267), the following courses and distances: South 01 degrees 17 minutes 00 seconds West, a distance of 243.93 feet to a  1⁄2” rebar found; and South 11 degrees 01 minutes 18 seconds West, a distance of 339.27 feet to a  1⁄2” rebar set on the northern right-of-way line of Interstate Highway No. 75; running thence along the northern right-of-way line of Interstate Highway 75 the following courses and distances: North 86 degrees 55 minutes 27 seconds West, a distance of 123.90 feet to a concrete monument found; and North 85 degrees 11 minutes 35 seconds West, a distance of 182.21 feet to a  1⁄2” rebar set; thence leaving the northern right-of-way line of Interstate Highway No. 75 and running along the boundary line of real property now or formerly owned by the W.W. Williams Company (DB 1142, PG 374), North 01 degrees 34 minutes 26 seconds East, a distance of 566.18 feet to a  1⁄2” rebar set on the southern right-of-way line of North Drive (80 foot right-of-way); running thence along the southern right-of-way line of North Drive, South 88 degrees 14 minutes 59 seconds East, a distance of 360.24 feet to a  1⁄2” rebar set, which marks the TRUE POINT OF BEGINNING.

The tract or parcel of land herein described is shown on, and described according to, that certain Boundary Survey for Northpoint Property Group, LLC, SunTrust Bank and Chicago Title Insurance Company, dated February 24, 2006, prepared by Due West Surveying Inc., certified by Christopher P. Wehrle, G.R.L.S #2494, which Boundary Survey is incorporated herein by reference.

CAPSTAR HOLDINGS CORPORATION

Property Tax ID	Address and Legal Description
11192 & 28961	A0120 R Irvine, Tracts 10 and 10-3 (NE I-30 and FM3549, 23.03 acres), Rockwall, Texas

82726	ABS A0120 R Irvine, Tract 22-2 (SE I-30 and FM3549, 31.65 acres), Rockwall, Texas

11204	A0120 R Irvine, Tract 22 (SE I-30 and FM3549, 20.51 acres), Rockwall, Texas

11210	A0120 R Irvine, Tract 24 (SE I-30 and FM3549, 3.86 acres), Rockwall, Texas

11230	A0120 R Irvine, Tract 35 (FM 3549, 4.46 acres), Rockwall, Texas

11422	7740 E. Hwy 21 (5.03 acres), Bryan, Texas

237-0051-012 & 013	901 Main Ave. (29.56 acres), Sacramento, California

Schedule 3.05

BALCO, INC.

2626 S Sheridan, Wichita, Kansas 67217

2636 S. Sheridan, Wichita, KS 67217

5551 NW 5th, Oklahoma City, Oklahoma 73127

THE RECTOR SEAL CORPORATION

Address and Legal Description

3300 Produce Row, Houston, TX

A 0.4509 acre (19,639 square feet) tract of land situated in Lot Twelve (12) of the East one-half (1/2) of the Luke Moore League, Abstract No. 51, Harris County, Texas, and being more particularly described by metes and bounds as follows:

COMMENCING for reference at the northwest corner of a 4.579 acre tract of record in Volume 2663, Page 680 in the Harris County Deed Records (H.C.D.R.) and being in the southwesterly right-of-way (R.O.W.) line of Produce Row (80 feet wide) of record in Volume 2813, Page 457 in the H.C.D.R. from which point a 5/8 inch iron rod bears South 51° 14’ 14” West, 0.50 feet;

THENCE, along the southwesterly R.O.W. line of said Produce Row, North 70° 42’ 00” West, 34.18 feet to a one inch iron rod found for the northeast corner of the herein described tract and the POINT OF BEGINNING;

THENCE, along the easterly line of the herein described tract the following courses:

South 02° 25’ 45” East, 29.43 feet to a 5/8 inch iron rod set for corner;

South 03° 03’ 00” West, 50.00 feet to a 5/8 inch iron rod set for corner;

South 14° 37’ 00” West, 50.00 feet to a 5/8 inch iron rod set for corner;

South 16° 44’ 00” West, 50.00 feet to a 5/8 inch iron rod set for the southeast corner of the herein described tract of land;

THENCE, along the southerly line of the herein described tract, South 74° 40’ 00” West, 46.57 feet to a one inch iron rod found for corner;

Schedule 3.05

THENCE, along the westerly line of the herein described tract, North 15° 20’ 00” West, 245.00 feet to a 5/8 inch iron rod set for the northeast corner of the herein described tract and being in the southwesterly R.O.W. line of the aforementioned Produce Row;

THENCE, along the southwesterly R.O.W. line of said Produce Row, South 70° 42’ 00” East, 146.35 feet to the POINT OF BEGINNING, containing 0.4509 acre (19,639 square feet) of land.

Address and Legal Description

2601 Spenwick Dr., Houston, TX

A tract of land containing 21.566 Acres of land (939,397.5 Square Feet) being all of Unrestricted Reserve “A”, Final Plat Weiners Stores, Inc., as recorded in Volume 332, Page 67, Harris County Map Records, Harris County, Texas, located in the Daniel Alexander Survey, A-92, Harris County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at an I.R. (found) in the southerly line of Southern Pacific Railroad Co. 100’ R.O.W. for the N.E. corner, said point being the N.E. corner of Unrestricted Reserve “A” and the N.W. corner of Rreef Mid American Fund D-1 Tract, described in County Clerk’s File No. G-636624;

THENCE S 20°51’52” W, along the common line of Unrestricted Reserve “A” and Rreef Mid American Fund D-1 Tract, 368.18 feet to an “X” in concrete at the P.C. of a curve to the left, said point being in the center line of Spenwick Drive (60’ R.O.W.);

THENCE in a southwesterly direction, along the common line of Unrestricted Reserve “A” and Rreef Mid American Fund D-1 Tract, a 487.95 ft radius (I = 23°08’09”) 197.06 feet to a “X” in concrete in the center of Spenwick Drive for the S.E. corner;

THENCE S 87°42’28” W, along the common line of Unrestricted Reserve “A” and Kempwood Industrial Park, Section 1, recorded in Volume 81, Page 47, Harris County Map Records, 764.65 to an I.R. (set);

THENCE S 2°12’38” E, 125.59 feet to an I.R. (found) in the east line of a Harris County Flood Control District 50 easement, recorded in Volume 3064, Page 616, Harris County Deed Records;

THENCE S 87°46’50” W, 25.00 feet to a point in the center line of said 50 ft. drainage easement, said point being the P.C. of a curve to the left.

THENCE in a north westerly direction, along the center line of said easement and a 125.00 ft. radius curve (I = 90°00’00”) 196.35 feet to the P.T. of a curve;

THENCE S 87°46’50” W, along the center line of said drainage easement, 54.80 feet to the P.C. of a curve to the right;

THENCE in a north westerly direction, along the center line of said drainage easement, along the center line of said drainage easement, west line of Unrestricted Reserve “A” and a 125.00 ft. radius curve (I = 83°13’00”) 185.91 feet to the P.T. of a curve;

Schedule 3.05

THENCE N 7°00’10” W, along the center line of said drainage easement and the west line of Unrestricted Reserve “A” and the east line of Kempwood Industrial Park, Section 2, recorded in Volume 124, Page 57, Harris County Map Records, 556.99 feet to a point in the center line of Brickhouse Gully for the N.W. corner;

THENCE in a north easterly direction, along the center line of Brickhouse Gully, recorded in Volume 4041, Page 370 and Volume 2495, Page 58, Harris County Deed Records, the north line of Unrestricted Reserve “A” and a 381.97 ft. radius curve (I = 17°40’28”) 117.83 feet to the P.C. of a curve;

THENCE 68°19’55” E, (call N 70°32’05” E) along the center line of Brickhouse Gully and the north line of Unrestricted Reserve “A”, 449.40 feet to the P.C. of a curve to the right;

THENCE in an easterly direction, along the center line of Brickhouse Gully, the north line of Unrestricted Reserve “A” and a 381.97 ft radius curve (I = 20°01’00”) 133.44 feet to the p.C. of a curve;

THENCE along the center line of Brickhouse Gully and the north line of Unrestricted Reserve “A” the following meanders:

N 88°19’55” E	170.00 feet
N 89°53’32” E	52.52 feet
N 83°10’56” E	33.16 feet to a point in the westerly line of Southern Pacific Railroad Co. R.O.W. for the N.E. corner;

THENCE S 52°35’24” E, along the westerly line of Southern Pacific Railroad R.O.W. and the easterly line of Unrestricted Reserve “A”, at 68.52 feet pass an I.R. at 371.49 feet pass an I.R. and a total distance of 517.21 feet to the PLACE OF BEGINNING.

Schedule 3.05

Real Property Held for Investment

THE WHITMORE MANUFACTURING COMPANY

Property Tax ID	Address and Legal Description	Geo ID
11638	HWY205 & Sids Road	0145-0000-0018-00-0R

All that certain lot tract or parcel of land situated in the J.D. McFARLAND SURVEY ABSTRACT NO. 145, City of Rockwall, Rockwall County, Texas and being all of Tract II a called 30.9655 acres tract of land as described in a Warranty deed from Rockwall Commercial Park Joint Venture to JDI Investors, LP, dated July 24, 2003 and being recorded in Volume 3152 Page 242 of the Official Public Records of Rockwall County, Texas, and being more particularly described as follows:

BEGINNING at a 1/2” iron rod found for corner in the Southwest right-of-way line of State Highway 205 said point being at the East corner of said 30.9655 acres tract and at the North corner of a 10 foot right-of-way dedication as shown on the plat of ROCKWALL HOSPITAL ADDITION, an Addition to the City of Rockwall, Rockwall County, Texas, according to the Plat thereof recorded in Cabinet E, Slide 133 of the Plat Records of Rockwall County, Texas;

THENCE S. 44 deg. 28 min. 04 sec. W. at 10.00 feet pass the North corner of Lot 1, Block A of said ROCKWALL HOSPITAL ADDITION, and continuing for a total distance of 920.77 feet to a 1/2’ iron rod found for corner at an inner “L” corner of said Lot 1;

THENCE N. 45 deg. 31 min. 56 sec. W. a distance of 227.94 feet to a 1/2” iron rod found for corner at the West most North corner of said Lot 1;

THENCE S. 25 deg. 52 min. 56 sec. W. a distance of 290.61 feet to a 1/2’ iron rod found for corner at the West corner of said Lot 1 and the South most corner of said 30.9655 acres tract;

THENCE N. 45 deg. 09 min. 25 sec. W. a distance of 1020.14 feet to a 1/2’ iron rod with yellow plastic cap stamped “R.S.C.I. RPLS 5034” set for corner at the West corner of said 30.9655 acres tract and being at the South corner of Lot 1, Block B of ROCKWALL BUSINESS PARK EAST NO. 3, an Addition to the City of Rockwall, Rockwall County, Texas, according to the Plat thereof recorded in Cabinet B, Slide 291 of the Plat Records of Rockwall County, Texas;

THENCE N. 44 deg. 50 min. 42 sec. E. along the Southeast line of said Addition a distance of 981.14 feet to a 1/2’ iron rod found for corner in the Southeast line of Lot 1, Block C of Rockwall BUSINESS PARK EAST an Addition to the City of Rockwall, Rockwall County, Texas, according to the Plat thereof recorded in Cabinet B Slide 143 of the Plat Records of Rockwall County, Texas and also being at the West corner of a 2.00 acres tract of land as described in a Deed to Cathy Strother, as recorded in Volume 421, Page 68 of the Real Property Records of Rockwall County, Texas;

THENCE S. 45 deg. 38 min. 00 sec. E. along the Southwest line of said 2.00 acres tract, a distance of 355.86 feet to a 112” iron rod found for corner at the South corner of same;

THENCE N. 14 deg. 11 min. 13 sec. E. along the Southeast line of said 2.00 acres tract, a distance of 387.20 feet to a 1/2” iron rod found for corner at the West corner of a 0.494 acres tract as described in a Deed from J.S. Lofland to State of Texas, as recorded in Volume 31, Page 510 of the Deed Records of Rockwall County, Texas;

Schedule 3.05

THENCE S. 45 deg. 19 min. 38 sec. E. along the West line of said 0.494 acres tract, a distance of 528.19 feet to a concrete right-of-way monument found for corner in the Southwest right-of-way line of State Highway 205;

THENCE S. 30 deg. 22 min. 20 sec. E. along said right-of-way line, a distance of 476.76 feet to the POINT OF BEGINNING and containing 1,353,112 square feet or 31.06 acres of land., ACRES 31.03

55999	HWY205 & Sids Road	4809-000A-0001-00-0R

BEING all of Lot 1, Block A, of ROCKWALL HOSPITAL ADDITION, an Addition to the City of Rockwall, Rockwall County, Texas according to the Plat thereof recorded in Cabinet E, Slide 133 of the Plat Records of Rockwall County, Texas., ACRES 9.01

STRATHMORE PROPERTIES HOLDINGS, LLC

Address and Legal Description

All that certain tract or parcel containing 25.0000 acres of land out of that certain call 49.963 acre tract of land situated in the James Hitchcock Survey, A-128 in Waller County, Texas, said 49.963 acre tract being that same tract of land as described in a Deed filed for record in Volume 794, Page 157, of the Official Public Records of Real Property, Waller County, Texas, (O.P.R.R.P.W.C.T.).

CAPSTAR HOLDINGS CORPORATION

Property Tax ID	Address and Legal Description
11192 & 28961	A0120 R Irvine, Tracts 10 and 10-3 (NE I-30 and FM3549, 23.03 acres), Rockwall, Texas

82726	ABS A0120 R Irvine, Tract 22-2 (SE I-30 and FM3549, 31.65 acres), Rockwall, Texas

11204	A0120 R Irvine, Tract 22 (SE I-30 and FM3549, 20.51 acres), Rockwall, Texas

11210	A0120 R Irvine, Tract 24 (SE I-30 and FM3549, 3.86 acres), Rockwall, Texas

11230	A0120 R Irvine, Tract 35 (FM 3549, 4.46 acres), Rockwall, Texas

11422	7740 E. Hwy 21 (5.03 acres), Bryan, Texas

237-0051-012 & 013	901 Main Ave. (29.56 acres), Sacramento, California

Schedule 3.05

Leased Real Property

WHITMORE’S FIELD SERVICES, LLC

Date of Lease	Parties	Property Address
October 14, 2010	C&S Halvorson, LLP (Lessor)	Lot 7B, Block 1, Interstate Industrial Park commonly known as 3207 East 2nd Street, Gillette, WY 82718 (approx 1.06 acres of land)

Whitmore’s Field Services, LLC (Lessee)
STRATHMORE HOLDINGS, LLC
Date of Lease	Parties	Property Address
January 22, 2015	S&L Dorsett, LLC (Lessor) Strathmore Holdings, LLC (Lessee)	25 Quiet Place Drive, Woodlands, Texas

February 1, 2014	American Coatings L.P. (Lessor) Strathmore Holdings, LLC (Lessee)	Two office trailers at 10625 Mahaffey Rd. Tomball, Texas 77375 and Building and lot at 22802 Commercial Lane, Tomball, TX 77375
STRATHMORE CUTTEN ROAD PROPERTY, LLC
Date of Lease	Parties	Property Address
November 12, 2015	Clay Partners – 11917 Cutten, L.P. (Landlord) Strathmore Cutten Road Property, LLC (Tenant)	11917 Cutten Road, Houston, Texas

Schedule 3.05

SMOKE GUARD CALIFORNIA, INC.

Date of Lease	Parties	Property Address
June 15, 2010	GLP US Management LLC (Lessor)	1915 Mark Court Suite #100 Concord, CA 94520

Smoke Guard California, Inc. (Lessee)

Date of Lease	Parties	Property Address
September 7, 2010	Teachers Insurance and Annuity Association of America (Lessor)	9865 S. Pioneer Blvd. Santa Fe Springs, CA 90670

Smoke Guard California, Inc. (Lessee)

JET-LUBE, INC.

Date of Lease	Parties	Property Address
11/18/2015	Leasor: Northway Park II	4849 Homestead Rd., Houston, TX 77028
(Expires	Leasee: Jet-Lube, Inc.	Suites 200,220,230,232,233,234,236
3/31/2017
and will not be renewed; Suite 236 to be terminated on March 31, 2016)

10/2/2015	Leasors: Daniel C. Bruckner & Rebecca Bruckner Leasee: Jet-Lube, Inc.	Lot No. 2A in the resubdivison of Tract No 2 of the Landmark Limited Partnership Subdivision Tract No 2C in Landmark Limited Partnership Subdivision dated June, 1991 and 20 foot right of way over across and through other lands of the grantor in the Township of Canton, County of Washington, and Commonwealth of Pennsylvania.

10/2/2015	Leasors: Erik Bruckner Leasee: Jet-Lube, Inc.	Lot No. 2B in the resubdivison of Tract No 2 of the Landmark Limited Partnership Subdivision in the Township of Canton, County of Washington, and Commonwealth of Pennsylvania.

Schedule 3.05

THE RECTORSEAL CORPORATION

Date of Lease	Parties	Property Address
August 1, 2012	1244 Davol Realty Associates LLC (Landlord)	1190 Davol Street Fall River, MA 02720

The RectorSeal Corporation (Tenant)

August 4, 2011	1244 Davol Realty Associates LLC (Landlord)	1244 Davol Street Fall River, MA 02720

The RectorSeal Corporation (Tenant)

May 5, 2010	Gary L. Olive, LLC (Landlord)	1207 N. F.M. 3083 East Conroe, TX 77303

Blue Magic, Inc. (Tenant)

May 5, 2010	Gary L. Olive, LLC (Landlord)	1209 N. F.M. 3083 East Conroe, TX 77303

Blue Magic, Inc. (Tenant)
SMOKE GUARD, INC.
Date of Lease	Parties	Property Address
May 1st, 2010	Eagle Holdings, LLC	287 N. Maple Grove
This lease expires	Vincent Sisilli	Boise, Idaho, 83704
June 30th, 2016	(Landlord)

Approximately 32,000 sq. ft.

Smoke Guard, Inc.
(Tenant)

Date of Lease	Parties	Property Address
March 1, 2014	Sundance Investments	200 N. Maple Grove, Suite 200
This lease ends	L.L.L.P. (Landlord)	Boise, Idaho 83704
June, 30th, 2016

Approximately 8,908 sq. ft.

Smoke Guard, Inc.
(Tenant)

Schedule 3.05

CSW INDUSTRIALS, INC.

Sublease, dated as of September 18, 2015 by and between Capital Southwest Corporation, as sublessor, and CSW Industrials, Inc., as sublessee, relating to approximately 9,261 square feet of space on the 13th floor of the building known as One Lincoln Centre, 5400 LBJ Freeway, Dallas, Texas 75240.

Lease, dated as of April 4, 2015, by and between Teachers Insurance and Annuity Association of America, as landlord, and Capital Southwest Corporation, as tenant, relating to approximately 9,261 square feet of space on the 13th floor of the building known as One Lincoln Centre, 5400 LBJ Freeway, Dallas, Texas 75240.

CAPSTAR HOLDINGS CORPORATION

Commercial Lease, dated July 15, 2014, by and between CapStar Holdings Corporation, as landlord, and Select Energy Services, LLC, as tenant.

Grazing and Farming Lease Agreement, dated January 30, 2014, by and between CapStar Holdings Corporation, as landlord, and Stanley Springer, as tenant.

Billboard Sign Lease Agreement, dated May 20, 2015, by and between CapStar Holdings Corporation, as lessor, and Southstar Woodcreek Developer, LLC, as lessee (intersection of FM 3549 and Airport Road).

Billboard Sign Lease Agreement, dated May 20, 2015, by and between CapStar Holdings Corporation, as lessor, and Southstar Woodcreek Developer, LLC, as lessee (intersection of Corporate Drive and I-30 Frontage Road).

Schedule 3.05

SCHEDULE 3.10

Plans Subject to Title IV of ERISA

Plans Subject to Title IV of ERISA

Retirement Plan for Employees of CSW Industrials, Inc. and its Affiliates (as amended and restated effective April 1, 2011)

Carpenter’s Pension Trust Fund for Northern California

ERISA Events

The Carpenter’s Pension Trust Fund for Northern California is in critical status.

Withdrawal Liability

Withdrawal liability could be assessed if an ERISA Affiliate withdraws from the Carpenter’s Pension Trust Fund for Northern California.

Schedule 3.10

SCHEDULE 3.13

Subsidiaries

Subsidiary Name	Jurisdiction of Formation	Outstanding Shares	Ownership of Subsidiary
The Whitmore Manufacturing Company	Delaware	100 shares of common stock	80% by CSW Industrials Holdings, Inc., and 20% by The RectorSeal Corporation

549 Rockwall, LLC	Texas	1,000 Units	100% owned by The Whitmore Manufacturing Company

Whitmore’s Field Services, LLC	Texas	N/A	100% owned by The Whitmore Manufacturing Company

Strathmore Holdings, LLC	Delaware	N/A	100% owned by The Whitmore Manufacturing Company

Strathmore Employee Holdings, LLC	Delaware	N/A	100% owned by The Whitmore Manufacturing Company

Strathmore Longview Property, LLC	Delaware	N/A	100% owned by The Whitmore Manufacturing Company

Strathmore Properties Holdings, LLC	Delaware	N/A	100% owned by The Whitmore Manufacturing Company

Strathmore Acworth Property, LLC	Delaware	N/A	100% owned by The Whitmore Manufacturing Company

Strathmore Cutten Road Property, LLC	Texas	N/A	100% owned by Strathmore Holdings, LLC

Whitmore UK Holdings, Ltd	UK	100 Ordinary Shares	100% owned by The Whitmore Manufacturing Company

Whitmore Europe Limited	UK	2 Ordinary Shares	100% owned by Whitmore UK Holdings, Ltd

Balco, Inc.	Kansas	445,000 shares of Class A Common Stock, and 60,920 shares of Class B Common Stock	100% owned by the Company

Schedule 3.13

Smoke Guard California, Inc.	Nevada	100 shares of Common Stock	100% owned by Smoke Guard, Inc.

Jet-Lube, Inc.	Delaware	150 shares of Common Stock	100% owned by The RectorSeal Corporation

Jet-Lube of Canada Ltd.	Canada	115,874 shares of Common Stock	100% owned by Jet-Lube, Inc.

Jet-Lube UK, Ltd.	UK	100 shares of A Ordinary Stock, and 13,097 shares of B Ordinary Stock	100% owned by Jet-Lube, Inc.

Sierra Lubricants	California	140 shares of Common Stock	100% owned by Jet-Lube, Inc.

Jet-Lube Exports, Inc.	California	25 shares of Common Stock	50% owned by Jet-Lube, Inc. and 50% owned by Sierra Lubricants

The RectorSeal Corporation	Delaware	27,907 shares of Common Stock	100% owned by the Company

RectorSeal Australia Proprietary Limited	Australia	100 shares of Common Stock	100% owned by The RectorSeal Corporation

Smoke Guard, Inc.	Nevada	100 shares of Common Stock	100% owned by The RectorSeal Corporation

CSW Industrials Holdings, Inc.	Delaware	100 shares of Common Stock	100% owned by the Company

CapStar Holdings Corporation	Nevada	500 shares of Common Stock, and 1,000,000 shares of Series A Convertible Preferred Stock	100% owned by the Company

THE WHITMORE MANUFACTURING COMPANY, a Delaware corporation

Authorized Capital Stock:	1,000 shares of common stock, $0.01 par

Issued Capital Stock:	100 shares of common stock, $0.01 par

Outstanding Capital Stock:	100 shares of common stock, $0.01 par

Certificate No. 003, issued in the name of CSW industrials Holdings, Inc., representing 80 shares of common stock of Debtor.

Schedule 3.13

Certificate No. 002, issued in the name of The RectorSeal Corporation, representing 20 shares of common stock of Debtor.

WHITMORE’S FIELD SERVICES, LLC, a Texas limited liability company

The Whitmore Manufacturing Company is the sole member of Whitmore’s Field Services, LLC and holds 100% of all outstanding limited liability company interest in such LLC.

The membership interests in Whitmore’s Field Services, LLC are not certificated.

549 ROCKWALL, LLC, a Texas limited liability company

The Whitmore Manufacturing Company is the sole member of 549 Rockwall, LLC and holds 1,000 units of limited liability company interest in such LLC.

The membership interests in 549 Rockwall, LLC are certificated.

STRATHMORE HOLDINGS, LLC, a Delaware limited liability company

The Whitmore Manufacturing Company is the sole member of Strathmore Holdings, LLC and holds 100% of all outstanding limited liability company interest in such LLC.

The membership interests in Strathmore Holdings, LLC are not certificated.

STRATHMORE EMPLOYEE HOLDINGS, LLC, a Delaware limited liability company

The Whitmore Manufacturing Company is the sole member of Strathmore Employee Holdings, LLC and holds 100% of all outstanding limited liability company interest in such LLC.

The membership interests in Strathmore Employee Holdings, LLC are not certificated.

STRATHMORE LONGVIEW PROPERTY, LLC, a Delaware limited liability company

The Whitmore Manufacturing Company is the sole member of Strathmore Longview Property, LLC and holds 100% of all outstanding limited liability company interest in such LLC.

The membership interests in Strathmore Longview Property, LLC are not certificated.

Schedule 3.13

STRATHMORE PROPERTIES HOLDINGS, LLC, a Delaware limited liability company

The Whitmore Manufacturing Company is the sole member of Strathmore Properties Holdings, LLC and holds 100% of all outstanding limited liability company interest in such LLC.

The membership interests in Strathmore Properties Holdings, LLC are not certificated.

STRATHMORE ACWORTH PROPERTY, LLC, a Delaware limited liability company

The Whitmore Manufacturing Company is the sole member of Strathmore Acworth Property, LLC and holds 100% of all outstanding limited liability company interest in such LLC.

The membership interests in Strathmore Acworth Property, LLC are not certificated.

STRATHMORE CUTTEN ROAD PROPERTY, LLC, a Texas limited liability company

Strathmore Holdings, LLC is the sole member of Strathmore Cutten Road Property, LLC and holds 100% of all outstanding limited liability company interest in such LLC.

The membership interests in Strathmore Cutten Road Property, LLC are not certificated.

WHITMORE UK HOLDINGS, LTD, a private limited company formed under the United Kingdom’s Companies Act of 2006

The Whitmore Manufacturing Company is the sole shareholder of Whitmore UK Holdings, Ltd and holds 100% of all outstanding shares of stock in such company.

Authorized Capital Stock:	N/A

Issued Capital Stock:	100 shares of ordinary stock, US$1.00 nominal value

Outstanding Capital Stock:	100 shares of ordinary stock, US$1.00 nominal value

Certificate No. 1, issued in the name of The Whitmore Manufacturing Company, representing 65 shares of ordinary stock of Whitmore UK Holdings, Ltd.

Certificate No. 2, issued in the name of The Whitmore Manufacturing Company, representing 35 shares of ordinary stock of Whitmore UK Holdings, Ltd.

Schedule 3.15

WHITMORE EUROPE LIMITED, a private limited company formed under the United Kingdom’s Companies Act of 2006

Whitmore UK Holdings, Ltd is the sole shareholder of Whitmore Europe Limited and holds 100% of all outstanding shares of stock in such company.

Authorized Capital Stock:	N/A

Issued Capital Stock:	2 shares of ordinary stock, GBP£1.00 nominal value

Outstanding Capital Stock:	2 shares of ordinary stock, GBP£1.00 nominal value

Certificate No. 1, issued in the name of Whitmore UK Holdings Limited, representing 2 shares of ordinary stock of Whitmore Europe Limited.

BALCO, INC., a Kansas corporation

Authorized Capital Stock:	1,929,080 shares of class A common stock, $.01 par 60,920 shares of class B common stock, $.01 par

Issued Capital Stock:	445,000 shares of class A common stock, $.01 par 60,920 shares of class B common stock, $.01 par

Outstanding Capital Stock:	445,000 shares of class A common stock, $.01 par 60,920 shares of class B common stock, $.01 par

Certificate No. 014, issued in the name of CSW Industrials, Inc. representing 445,000 shares of class A common stock of Balco, Inc.

Certificate No. 007, issued in the name of CSW Industrials, Inc. representing 60,920 shares of class B common stock of Balco, Inc.

SMOKE GUARD CALIFORNIA, INC., a Nevada corporation

Authorized Capital Stock:	100 shares of common stock, $.001 par

Issued Capital Stock:	100 shares of common stock, $.001 par

Outstanding Capital Stock:	100 shares of common stock, $.001 par

Certificate No. 1, issued in the name of Smoke Guard, Inc. representing 100 shares of common stock of such Loan Party.

JET-LUBE, INC., a Delaware corporation

Authorized Capital Stock: 1,000 shares of common stock, $0.01 par

Issued Capital Stock: 150 shares of common stock, $0.01 par

Outstanding Capital Stock: 150 shares of common stock, $0.01 par

Certificate No. 001, issued in the name of The RectorSeal Corporation, representing 150 shares of common stock of such Loan Party.

Schedule 3.13

JET-LUBE OF CANADA, organized in Alberta, Canada

Authorized Capital Stock:	200,000 shares of Common stock, CA$0.00 par

Issued Capital Stock:	115,874 shares of Common stock, CA$0.00 par

Outstanding Capital Stock:	115,874 shares of Common stock, CA$0.00 par

Certificate No. 2, issued in the name of Jet-Lube, Inc., representing 75,318 shares of Common stock of Jet-Lube of Canada, Ltd.

Certificate No. 3, issued in the name of Jet-Lube, Inc., representing 40,556 shares of Common stock of Jet-Lube of Canada, Ltd.

JET-LUBE UK LTD., a private limited company formed in the United Kingdom

Authorized Capital Stock:	100 shares of A Ordinary stock, £1.00 par, and
15,000 shares of B Ordinary stock, £1.00 par

Issued Capital Stock:	100 shares of A Ordinary stock, £1.00 par, and
13,097 shares of B Ordinary stock, £1.00 par

Outstanding Capital Stock:	100 shares of A Ordinary stock, £1.00 par, and
13,097 shares of B Ordinary stock, £1.00 par

Certificate No.     , issued in the name of Jet-Lube, Inc., representing 100 shares of A Ordinary stock of Jet-Lube (UK) Ltd.1

Certificate No.     , issued in the name of Jet-Lube, Inc., representing 13,097 shares of B Ordinary stock of Jet-Lube (UK) Ltd.2

SIERRA LUBRICANTS, a California corporation

Authorized Capital Stock:	250 shares of common stock, $100.00 par

Issued Capital Stock:	140 shares of common stock, $100.00 par

Outstanding Capital Stock:	140 shares of common stock, $100.00 par

Certificate No. 6, issued in the name of such Jet-Lube, Inc., representing 140 shares of common stock of Sierra Lubricants.

[1]	This stock certificate is in the process of being canceled and split into two stock certificates so that 65% of the shares represented by this certificate can be pledged to the lender.
[2]	This stock certificate is in the process of being canceled and split into two stock certificates so that 65% of the shares represented by this certificate can be pledged to the lender.

Schedule 3.13

JET-LUBE EXPORTS, INC., a California corporation

Authorized Capital Stock:	250 shares of common stock, $100.00 par

Issued Capital Stock:	25 shares of common stock, $100.00 par

Outstanding Capital Stock:	25 shares of common stock, $100.00 par

Certificate No. 1, issued in the name of Jet-Lube, Inc., representing 12.5 shares of common stock of Jet-Lube Exports, Inc.

Certificate No. 2, issued in the name of Sierra Lubricants, representing 12.5 shares of common stock of Jet-Lube Exports, Inc.

THE RECTORSEAL CORPORATION, a Delaware corporation

Authorized Capital Stock:	30,000 shares of common stock, $.01 par

Issued Capital Stock:	27,907 shares of common stock, $.01 par

Outstanding Capital Stock:	27,907 shares of common stock, $.01 par

Certificate No. 002, issued in the name of CSW Industrials Inc. representing 27,907 shares of common stock of such Loan Party.

RECTORSEAL AUSTRALIA PROPRIETARY LIMITED, a is a registered company under the Australia Corporations Act of 2001

Authorized Capital Stock:	There is no concept of authorized stock in Australia.

Issued Capital Stock:	100 shares of Common stock, $0.10 AUD

Outstanding Capital Stock:	100 shares of Common stock, $0.10 AUD

Certificate No. 1, issued in the name of The RectorSeal Corporation representing 100 shares of common stock of RectorSeal Australia Proprietary Limited. 3

SMOKE GUARD, INC., a Nevada corporation

Authorized Capital Stock:	100 shares of common stock, $.001 par

Issued Capital Stock:	100 shares of common stock, $.01 par *

Outstanding Capital Stock:	100 shares of common stock, $.01 par *

[3]	This stock certificate is in the process of being canceled and split into two stock certificates so that 65% of the shares represented by this certificate can be pledged to the lender.

Schedule 3.13

Certificate No. 001, issued in the name of The RectorSeal Corporation, representing 100 shares of common stock of such Loan Party.

* Note the certificate reflect $.01 par and the Articles of Incorporation reflect $.001 par.

CSW INDUSTRIALS HOLDINGS, INC., a Delaware corporation

Authorized Capital Stock:	100 shares of common stock, par value $0.01 per share.

Issued Capital Stock:	100 shares of common stock, par value $0.01 per share.

Outstanding Capital Stock:	100 shares of common stock, par value $0.01 per share.

Certificate No. 1, issued in the name of CSW Industrials, Inc., representing 100 shares of common stock of such Loan Party.

CAPSTAR HOLDINGS CORPORATION, a Nevada corporation

Authorized Capital Stock:	4,000,000 shares of common stock, par value $0.001 per share;
3,000,000 shares of preferred stock, par value $0.001 per share.

Issued Capital Stock:	500 shares of common stock, par value $0.001 per share;
1,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share.

Outstanding Capital Stock:	500 shares of common stock, par value $0.001 per share;
1,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share.

Certificate No. 002, issued in the name of CSW Industrials, Inc., representing 500 shares of common stock of such Loan Party

1,000,000 shares of Series A Convertible Preferred Stock of such Loan Party are held by CSW Industrials, Inc. and are not certificated.

Schedule 3.13

SCHEDULE 5.17

Post-Closing Matters

1. The Borrower Representative shall use commercially reasonable efforts to deliver to the Administrative Agent (or its counsel) within 60 days of the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), Collateral Access Agreements on terms and conditions, and subject to documentation in form and substance satisfactory to the Administrative Agent, for the locations at the addresses set forth below:

a.	200 N. Maple Grove, Boise, ID
b.	255 N. Maple Grove, Boise, ID
c.	1190 Davol Street, Fall River, MA
d.	1244 Davol Street, Fall River, MA
e.	4849 Homestead Road, Houston, Texas
f.	804 Winkler Drive, Houston, Texas
g.	310 Beaumont Street, Houston, Texas

2. Within 60 days of the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion) the Borrower Representative shall cause to be delivered to the Administrative Agent the stock certificates listed below along with appropriate executed assignments separate from certificate:

a. A certificate issued in the name of Jet-Lube, Inc., representing 65 shares of A Ordinary stock of Jet-Lube (UK) Ltd.

b. A certificate issued in the name of Jet-Lube, Inc., representing 8,513 shares of B Ordinary stock of Jet-Lube (UK) Ltd.

c. A certificate issued in the name of The RectorSeal Corporation, representing 65 ordinary shares in RectorSeal Australia Proprietary Limited.

3. Within 60 days of the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion) the Borrower Representative shall cause to be delivered to the Administrative Agent the promissory notes listed below along with appropriate executed allonges:

a.	A promissory note from Jet-Lube, Inc. to RectorSeal Corp. in the original principal amount of $11,000,000

b.	A promissory note from RectorSeal Australia PTY LTD to The RectorSeal Corporation in the original principal amount of $2,599,573.

c.	A subordinated note, dated June 17, 2010, from Smoke Guard California, Inc. to Smoke Guard, Inc. in the original principal amount of $250,000

d.	A subordinated note, dated September 17, 2010, from Smoke Guard California, Inc. to Smoke Guard, Inc. in the original principal amount of $250,000

Schedule 5.17

e.	A subordinated note, dated September 30, 2010, from Smoke Guard California, Inc. to Smoke Guard, Inc. in the original principal amount of $250,000

f.	A subordinated note, dated November 12, 2010, from Smoke Guard California, Inc. to Smoke Guard, Inc. in the original principal amount of $250,000

g.	A subordinated note, dated January 7, 2011, from Smoke Guard California, Inc. to Smoke Guard, Inc. in the original principal amount of $250,000

h.	A subordinated note, dated March 21, 2011, from Smoke Guard California, Inc. to Smoke Guard, Inc. in the original principal amount of $250,000

i.	A subordinated note, dated June 30, 2011, from Smoke Guard California, Inc. to Smoke Guard, Inc. in the original principal amount of $150,000

j.	A subordinated note, dated August 23, 2011, from Smoke Guard California, Inc. to Smoke Guard, Inc. in the original principal amount of $150,000

k.	A subordinated note, dated September 10, 2012, from Smoke Guard California, Inc. to Smoke Guard, Inc. in the original principal amount of $300,000

l.	Real Estate Lien Note, dated June 6, 2014, principal amount $1,250,000, in favor of The Whitmore Manufacturing Company, secured by tract situated in the R. B. Irvine Survey, Abstract No. 120, Rockwall County, Texas, containing 20.51 acres of land.

m.	Real Estate Lien Note, dated August 27, 2014, principal amount $4,750,000, in favor of The Whitmore Manufacturing Company, secured by tract situated in the R. B. Irvine Survey, Abstract No. 120, Rockwall County, Texas, containing 31.65 acres of land.

n.	Real Estate Lien Note, dated October 8, 2014, principal amount $3,350,000, in favor of The Whitmore Manufacturing Company, secured by tract situated in the R. B. Irvine Survey, Abstract No. 120, Rockwall County, Texas, containing 23 acres of land.

o.	Real Estate Lien Note, dated October 8, 2014, principal amount $550,000, in favor of The Whitmore Manufacturing Company, secured by tract situated in the R. B. Irvine Survey, Abstract No. 120, Rockwall County, Texas, containing 4.456 acres of land.

4. Within 60 days of the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion) the Borrower Representative shall (a) cause to be delivered to the Administrative Agent searches with the U.S. Copyright Office and U.S. Patent and Trademark Office for all Loan Parties and (b) to the extent any patents, patent application, trademarks, trademark applications, copyrights or copyright applications are disclosed as a result of these searches which were not previously pledged to the Administrative Agent pursuant to the terms of the Security Agreement, cause to be executed and delivered to the Administrative Agent such updated schedules to the Security Agreement, trademark security agreements, patent security agreements, copyright security agreement, instruments, agreements and documents that the Administrative Agent may require to effectuate the foregoing, each in form and substance acceptable to the Administrative Agent.

5. Within 60 days of the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion) the Borrower Representative shall cause to be delivered to the Administrative Agent evidence that all assets currently held in the name of American Coatings, Strathmore Products, Inc. or any

Schedule 5.17

other non-Loan Party that were acquired by a Loan Party pursuant to the terms of the Strathmore Acquisition, including but not limited, to (a) the checking account in the name of American Coatings (account processes ACH/credit card payments from American Coatings customers, checks then cut on these accounts and deposited in the Strathmore Products of Houston LLC account) with the Account No. 8513050070 at Regions Bank, (b) the checking account in the name of American Coatings (account processes ACH/credit card payments from American Coatings customers, checks then cut on these accounts and deposited in the Strathmore Products of Houston LLC account) with the Account No. 1881309767 at Comerica Bank, (c) Registered Patent No. 6,706,404, (d) Trademark Registration No. 441105, (e) Trademark Registration No. 4444750, (f) Trademark Registration No. 4444749, (g) Trademark Registration No. 1872159, (h) Trademark Application Serial No. 86487589, (i) the August 17, 2010 Agreement between Strathmore Products, Inc. and Tru Vue, Inc., and (j) the Assignment and Licensing Agreement dated August 11, 2010 between Strathmore Products, Inc. and FSP Research, Inc. have been assigned to Strathmore Holdings, LLC to the satisfaction of the Administrative Agent.

Schedule 5.17

SCHEDULE 6.01

Existing Indebtedness

The First Amended and Restated Credit Agreement, dated April 27, 2015, as amended by the First Amendment to First Amended and Restated Credit Agreement, to be entered into among The Whitmore Manufacturing Company, a Delaware corporation, as “Borrower”, each of CSW Industrials Holdings, Inc., a Delaware corporation, as a loan guarantor, CSW Industrials, Inc., a Delaware corporation, as a loan guarantor, Whitmore’s Field Services, LLC, a Texas limited liability company, as a loan guarantor, 549 Rockwall, LLC, a Texas limited liability company, as a loan guarantor, Strathmore Holdings, LLC, a Delaware limited liability company, as a loan guarantor, Strathmore Employee Holdings, LLC, a Delaware limited liability company, as a loan guarantor, Strathmore Longview Property, LLC, a Delaware limited liability company, as a loan guarantor, Strathmore Properties Holdings, LLC, a Delaware limited liability company, as a loan guarantor, Strathmore Acworth Property, LLC, a Delaware limited liability company, as loan guarantor, Strathmore Cutten Road Property, LLC, a Texas limited liability company, as loan guarantor, the persons signatory thereto from time to time as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, “Agent”), pursuant to which the Lenders will extend credit to the Borrower in the form of Term Loans on the Effective Date in an aggregate principal amount of approximately $13.7 million

CapStar Holdings Corporation / Whitmore Intercompany Transactions Real Estate and Debt Schedule

					CapStar Acquired Cost Basis	Note Balance	Accrued Interest Payable
			Original
	Tract	Tax	Note	Interest
Transaction Date	Acres	ID	Amount	Rate	12/31/2014	11/30/2015	11/30/2015	Security
6/6/2014	20.51	11204	$1,250,000	2%	2,481,360	$1,250,000	$10,479	Deed of Trust
8/27/2014	31.65	82726	$4,750,000	2%	6,243,491	$4,750,000	$39,822	Deed of Trust
10/8/2014	23.03	11192, 28961	$3,350,000	2%	4,652,155	$3,350,000	$28,085	Deed of Trust
10/8/2014	4.46	11230	$550,000	2%	656,870	$550,000	$4,611	Deed of Trust
			$9,900,000		14,033,875	$9,900,000	$82,997

Schedule 6.01

Note Receivable from Whitmore UK Holdings, Ltd

Date	Principal	Duration	Interest	As of	Principal Balance	Interest Balance	Total Balance
4/30/2012	10,000,000.00	10yrs	Libor + 3%	10/31/2015	6,375,000	164,837	6,539,837

Intercompany A/R with Whitmore Europe Limited				10/31/2015			(25,776)

Intercompany A/R with Whitmore’s Field Services, LLC				10/31/2015			2,070,948

Intercompany A/R with Strathmore Holdings, LLC							8,661,529

WHITMORE’S FIELD SERVICES, LLC – See intercompany A/R above.

THE RECTORSEAL CORPORATION

Obligor	Obligee	Date Created	Principal (Current Balance)	Collateral/ Guaranties
Jet Lube	RectorSeal Corp.	9/30/2015	$11,000,000	N/A
Rectorseal Australia PTY LTD	The RectorSeal Corporation	8/15/2014	Initial principal amount $2,599,573,	N/A

Current balance $2,749,115
SMOKE GUARD CALIFORNIA, INC.
Obligor	Obligee	Date Created	Principal (Current Balance)	Collateral/ Guaranties
Smoke Guard California	Smoke Guard Inc.,	Various months during FY11 –	$210,000 (payment received mid-November 2015)	N/A
JET-LUBE, INC.
Obligor	Obligee	Date Created	Principal (Current Balance)	Collateral/ Guaranties
Jet-Lube, Inc.	The RectorSeal Corporation	September 29, 2015	$11,000,000	None

Schedule 6.01

THE RECTORSEAL CORPORATION

Stand-by Letter of Credit # CTCS-339738 issued by JP Morgan Chase Bank, N.A. on July 10, 2007 in the amount of €17,800 for the benefit of ING Bank. The Applicant is The RectorSeal Corporation and the Letter of Credit renews annually on July 10th. (The Letter of Credit is issued to cover a bank guarantee relative to the guarantee of payment of VAT owed to the Dutch taxing authority).

BALCO, INC.

The following letters of credit:

SO#48459	$198,762.70 US-HSBC Bank USA New York, NY- L/C#DPCDOH152527;
Issue date 10/14/15; Expires 01/21/16

$118,941.03 INDIA-HSBC Bank USA New York, NY- L/C#DPCDOH15258;
Issue date 10/14/15; Expires 01/21/16

SO#50195	$47,266.21-Open Bank Los Angeles, CA-L/C#M037P506NS00598:
Issue date-10/22/15; Expires 01/01/16

Schedule 6.01

SMOKE GUARD, INC.

Intercompany Loan from Smoke Guard, Inc. to Smoke Guard California, Inc.: Monthly payments of $70K + interest; only 3 months of payments remaining as of November 30, 2015.

Original Dates	Description	Related Party	Initial Amount	Initial Principal Balance
June 2010	Interco Loan #1	Smoke Guard California	$250,000
September 2010	Interco Loan #2	Smoke Guard California	$250,000
September 2010	Interco Loan #3	Smoke Guard California	$250,000
November 2010	Interco Loan #4	Smoke Guard California	$250,000
January 2011	Interco Loan #5	Smoke Guard California	$250,000
March 2011	Interco Loan #6	Smoke Guard California	$250,000
		Total at EOY FY11	$1.5MM	$1.5MM

June 2011	Interco Loan #7	Smoke Guard California	$150,000
August 2011	Interco Loan #8	Smoke Guard California	$150,000
		Total at EOY F12	$300K	$1.8MM

September 2012	Interco Loan #9	Smoke Guard California	$300,000
		Total at EOY FY13	$300K	$2.1MM

CAPSTAR HOLDINGS CORPORATION

Real Estate Lien Note, dated June 6, 2014, principal amount $1,250,000, in favor of The Whitmore Manufacturing Company, secured by tract situated in the R. B. Irvine Survey, Abstract No. 120, Rockwall County, Texas, containing 20.51 acres of land.

Real Estate Lien Note, dated August 27, 2014, principal amount $4,750,000, in favor of The Whitmore Manufacturing Company, secured by tract situated in the R. B. Irvine Survey, Abstract No. 120, Rockwall County, Texas, containing 31.65 acres of land.

Real Estate Lien Note, dated October 8, 2014, principal amount $3,350,000, in favor of The Whitmore Manufacturing Company, secured by tract situated in the R. B. Irvine Survey, Abstract No. 120, Rockwall County, Texas, containing 23 acres of land.

Real Estate Lien Note, dated October 8, 2014, principal amount $550,000, in favor of The Whitmore Manufacturing Company, secured by tract situated in the R. B. Irvine Survey, Abstract No. 120, Rockwall County, Texas, containing 4.456 acres of land.

Schedule 6.01

SCHEDULE 6.02

Existing Liens

UCC Financing Statement filed April 15, 2014, with the Delaware Secretary of State, Filing Number 2014 1475284, debtor is The Whitmore Manufacturing Company and the Secured Party is Xerox Corporation. This financing statement covers the following collateral: one (1) Xerox X700XV together with all attachments, additions, replacements and repairs incorporated in or affixed thereto.

UCC Financing Statement filed February 22, 2011, with the Kansas Secretary of State, Filing Number 70894071, debtor is Balco, Inc. and the Secured Party is Webbank. This financing statement covers the following collateral (among other collateral): all computer, equipment, peripherals and other equipment wherever located, heretofore or hereafter financed to Balco, Inc. by creditor pursuant to that certain Revolving Credit Account #6879450208000475488, dated November 15, 2010.

Schedule 6.02

SCHEDULE 6.04

Existing Investments

Investments in the real property listed on Schedule 3.05.

Investments in subsidiaries listed on Schedule 3.13.

The Whitmore Manufacturing Company owns 1,135 shares of common stock of Applied Industrial Technologies.

Indebtedness listed on Schedule 6.01.

Schedule 6.04

SCHEDULE 6.05(m)

Real Property To Be Sold

Property Tax ID	Address and Legal Description	Geo ID
11638	HWY205 & Sids Road	0145-0000-0018-00-0R

All that certain lot tract or parcel of land situated in the J.D. McFARLAND SURVEY ABSTRACT NO. 145, City of Rockwall, Rockwall County, Texas and being all of Tract II a called 30.9655 acres tract of land as described in a Warranty deed from Rockwall Commercial Park Joint Venture to JDI Investors, LP, dated July 24, 2003 and being recorded in Volume 3152 Page 242 of the Official Public Records of Rockwall County, Texas, and being more particularly described as follows:

BEGINNING at a 1/2” iron rod found for corner in the Southwest right-of-way line of State Highway 205 said point being at the East corner of said 30.9655 acres tract and at the North corner of a 10 foot right-of-way dedication as shown on the plat of ROCKWALL HOSPITAL ADDITION, an Addition to the City of Rockwall, Rockwall County, Texas, according to the Plat thereof recorded in Cabinet E, Slide 133 of the Plat Records of Rockwall County, Texas;

THENCE S. 44 deg. 28 min. 04 sec. W. at 10.00 feet pass the North corner of Lot 1, Block A of said ROCKWALL HOSPITAL ADDITION, and continuing for a total distance of 920.77 feet to a 1/2’ iron rod found for corner at an inner “L” corner of said Lot 1;

THENCE N. 45 deg. 31 min. 56 sec. W. a distance of 227.94 feet to a 1/2” iron rod found for corner at the West most North corner of said Lot 1;

THENCE S. 25 deg. 52 min. 56 sec. W. a distance of 290.61 feet to a 1/2’ iron rod found for corner at the West corner of said Lot 1 and the South most corner of said 30.9655 acres tract;

THENCE N. 45 deg. 09 min. 25 sec. W. a distance of 1020.14 feet to a 1/2’ iron rod with yellow plastic cap stamped “R.S.C.I. RPLS 5034” set for corner at the West corner of said 30.9655 acres tract and being at the South corner of Lot 1, Block B of ROCKWALL BUSINESS PARK EAST NO. 3, an Addition to the City of Rockwall, Rockwall County, Texas, according to the Plat thereof recorded in Cabinet B, Slide 291 of the Plat Records of Rockwall County, Texas;

Schedule 6.05(m)

THENCE N. 44 deg. 50 min. 42 sec. E. along the Southeast line of said Addition a distance of 981.14 feet to a 1/2’ iron rod found for corner in the Southeast line of Lot 1, Block C of Rockwall BUSINESS PARK EAST an Addition to the City of Rockwall, Rockwall County, Texas, according to the Plat thereof recorded in Cabinet B Slide 143 of the Plat Records of Rockwall County, Texas and also being at the West corner of a 2.00 acres tract of land as described in a Deed to Cathy Strother, as recorded in Volume 421, Page 68 of the Real Property Records of Rockwall County, Texas;

THENCE S. 45 deg. 38 min. 00 sec. E. along the Southwest line of said 2.00 acres tract, a distance of 355.86 feet to a 112” iron rod found for corner at the South corner of same;

THENCE N. 14 deg. 11 min. 13 sec. E. along the Southeast line of said 2.00 acres tract, a distance of 387.20 feet to a 1/2” iron rod found for corner at the West corner of a 0.494 acres tract as described in a Deed from J.S. Lofland to State of Texas, as recorded in Volume 31, Page 510 of the Deed Records of Rockwall County, Texas;

THENCE S. 45 deg. 19 min. 38 sec. E. along the West line of said 0.494 acres tract, a distance of 528.19 feet to a concrete right-of-way monument found for corner in the Southwest right-of-way line of State Highway 205;

THENCE S. 30 deg. 22 min. 20 sec. E. along said right-of-way line, a distance of 476.76 feet to the POINT OF BEGINNING and containing 1,353,112 square feet or 31.06 acres of land., ACRES 31.03

55999	HWY205 & Sids Road	4809-000A-0001-00-0R

BEING all of Lot 1, Block A, of ROCKWALL HOSPITAL ADDITION, an Addition to the City of Rockwall, Rockwall County, Texas according to the Plat thereof recorded in Cabinet E, Slide 133 of the Plat Records of Rockwall County, Texas., ACRES 9.01

Address and Legal Description

All that certain tract or parcel containing 25.0000 acres of land out of that certain call 49.963 acre tract of land situated in the James Hitchcock Survey, A-128 in Waller County, Texas, said 49.963 acre tract being that same tract of land as described in a Deed filed for record in Volume 794, Page 157, of the Official Public Records of Real Property, Waller County, Texas, (O.P.R.R.P.W.C.T.).

Schedule 6.05(m)

Address and Description

Undeveloped tract containing 29.56 acres of land, located at 901 Main Ave., Sacramento, California.

Property Tax ID	Address and Legal Description
11192 & 28961	A0120 R Irvine, Tracts 10 and 10-3 (NE I-30 and FM3549, 23.03 acres), Rockwall, Texas

82726	ABS A0120 R Irvine, Tract 22-2 (SE I-30 and FM3549, 31.65 acres), Rockwall, Texas

11204	A0120 R Irvine, Tract 22 (SE I-30 and FM3549, 20.51 acres), Rockwall, Texas

11210	A0120 R Irvine, Tract 24 (SE I-30 and FM3549, 3.86 acres), Rockwall, Texas

11230	A0120 R Irvine, Tract 35 (FM 3549, 4.46 acres), Rockwall, Texas

11422	7740 E. Hwy 21 (5.03 acres), Bryan, Texas

237-0051-012 & 013	901 Main Ave. (29.56 acres), Sacramento, California

Schedule 6.05(m)

SCHEDULE 6.10

Existing Restrictions

None

Schedule 6.10